Exhibit 10.1

Execution Version

CUSIP#: 02133HAE8

$1,000,000,000

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

Among

ALTA MESA HOLDINGS, LP

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent and as Issuing Lender

February 9, 2018

Wells Fargo Securities, LLC

as Sole Lead Arranger and Sole Bookrunner

Capital One, National Association and Natixis

as Co-Syndication Agents

Toronto Dominion (New York) LLC and ING Capital LLC

as Co-Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Page
SCHEDULES:

Schedule I	—	Borrower, Administrative Agent, and Lender Information
Schedule II	—	Maximum Credit Amount; Borrowing Base and Elected Commitment Amounts
Schedule III	—	Applicable Margin
Schedule 1.02	—	Approved Counterparties
Schedule 4.01	—	Equity Interests
Schedule 4.05	—	Permitted Debt
Schedule 4.19	—	Material Agreements
Schedule 4.20	—	Hedging Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Mortgage
Exhibit E	—	Form of Note
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	Form of Notice of Conversion or Continuation
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Security Agreement
Exhibit J	—	Form of Transfer Letters
Exhibit K	—	Form of Borrower’s Counsel Opinion

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EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

This Eighth Amended and Restated Credit Agreement dated as of February 9, 2018 (the “Agreement”) is among Alta Mesa Holdings, LP, a Texas limited partnership (“Borrower”), the lenders party hereto from time to time (“Lenders”), and Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender (in such capacity, the “Issuing Lender”).

A. The Borrower is a party to that certain Seventh Amended and Restated Credit Agreement dated November 10, 2016 among the Borrower, the Administrative Agent, the Issuing Lender and the lenders party thereto on the date hereof (the “Existing Lenders”), as heretofore amended and modified (as so amended and modified, the “Existing Credit Agreement”).

B. In order to secure the full and punctual payment and performance of the loans under the Existing Credit Agreement, the Borrower and its Restricted Subsidiaries (as defined below) executed and delivered mortgages, collateral assignments, security agreements, financing statements and supplements thereto (collectively, the “Existing Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.

C. The Borrower, certain of the Existing Lenders, Administrative Agent and the Issuing Lender desire to amend and restate (but not extinguish) the Existing Credit Agreement in its entirety as hereinafter set forth herein.

D. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, and is not a new or substitute credit agreement or novation of the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto (i) do hereby agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Account Control Agreement” shall mean, as to any deposit account or security account of the Borrower or any Restricted Subsidiary held with a bank or other financial institution, an agreement or agreements governing such deposit account or security account, as applicable, in form and substance reasonably acceptable to the Administrative Agent, among such Loan Party owning such deposit account or security account, as applicable, the Administrative Agent, and such other bank or financial institution.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Subordinated Debt” means any term (and not “revolving”) indebtedness of the Borrower for borrowed money, including any such Debt evidenced by bonds, debentures, notes or other similar instruments, or any redeemable preferred equity of the Borrower, in any event, issued after the Effective Date and only to the extent such Debt complies with all of the following requirements:

(a) the agreements and instruments governing such Debt shall not contain (i) any affirmative or negative covenant (including financial covenants) that is materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (a)(i), (ii) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (iii) any restrictions on the ability of any Restricted Subsidiary to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (ii), (iv) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased) other than, with respect to such Debt that is secured, any such restrictions which are otherwise satisfactory to the Administrative Agent and the Majority Lenders; provided that, in any event, (x) a requirement that such Debt be secured in compliance with clause (b) below shall not be deemed to be a violation of this clause (iv) and (y) a requirement that such Debt be secured by the same assets that serve as collateral security for the Obligations shall not be deemed to be a violation of this clause (iv), (v) any cap or restrictions on the ability of any Restricted Subsidiary or the Borrower to incur Debt under this Agreement or any other Loan Document (other than a cap as to the maximum principal amount of Debt incurred hereunder of not less than $300,000,000); (vi) a scheduled maturity date that is earlier than the date 180 days after the Maturity Date in effect at the time such Debt is incurred, or (vii) any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon a change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt;

(b) if such Debt is secured, (i) the Liens securing such Debt covers the same assets which serve as collateral for the Obligations pursuant to the Loan Documents and are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement the terms of which are satisfactory to the Administrative Agent and the Majority Lenders and (ii) the Majority Lenders, in their sole discretion, shall have consented to such Debt;

(c) if such Debt is preferred equity, such Debt shall not be secured and shall not, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (i) mature (excluding any maturity as the result of an optional redemption by the Borrower) or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date in effect at the time such Debt is incurred, (ii) be convertible into or exchangeable or exercisable (unless at the sole option of the Borrower) for (A) debt securities or other Debt or (B) any Equity Interests with terms set forth in the immediately preceding clause (ii), in each case at any time on or prior to the first anniversary of the Maturity Date in effect at the time such Debt is incurred, or (iii) contain any repurchase or payment obligation which may come into effect prior to the first anniversary of the Maturity Date in effect at the time such Debt is incurred;

(d) on the date of incurrence of such Debt, immediately before and after giving effect to such incurrence and any concurrent repayment of Debt with the proceeds thereof, the Borrower is in compliance, on a pro forma basis, with Sections 6.17 and 6.18 of this Agreement; and

(e) no Default or Event of Default exists on the date of incurrence of such Debt or will occur immediately after, and as a result of, the issuance of such Debt.

“Adjusted EBITDAX” means:

(a) for the fiscal quarter ending June 30, 2018, EBITDAX for such fiscal quarter multiplied by four;

(b) for the fiscal quarter ending September 30, 2018, EBITDAX for the two fiscal quarters then ended multiplied by two;

(c) for the fiscal quarter ending December 31, 2018, EBITDAX for the three fiscal quarters then ended multiplied by 4/3; and

(d) for each fiscal quarter ending on or after March 31, 2019, EBITDAX for the four-fiscal quarter period then ended.

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1% and (c) the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.07.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) or Section 2.01(b) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.

“Agent Parties” has the meaning specified in Section 9.02.

“Agreement” means this Eighth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Anticipated Production” means the anticipated production of oil, gas or natural gas liquids volumes, as applicable, which are attributable to the Borrower’s and its Restricted Subsidiaries’ Proven Reserves, as reflected in the most recently delivered Engineering Report delivered pursuant to Section 2.02(b) and calculated on an aggregate basis for the Borrower and its Restricted Subsidiaries’, taken as a whole.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries.

“Anti-Terrorism/Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; (b) the Patriot Act; (c) Laundering of Monetary Instruments, 18 U.S.C. section 1956; (d) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; (f) the Trading with the Enemy Act, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V); (g) any similar laws or regulations currently in force or hereafter enacted; and (h) any enabling legislation or executive order relating to any of the foregoing.

“Applicable Margin” means with respect to any Advance, (a) other than as provided in the following clause (b), the rate per annum set forth in Schedule III for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time, and (b) at all times if a Borrowing Base Deficiency exists the rate per annum set forth in Schedule III for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time plus 2.00% per annum. The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes; provided, however, that if at any time the Borrower fails to deliver an Engineering Report pursuant to Section 2.02(b)(i) or (ii), then upon notice from the Administrative Agent, the “Applicable Margin” shall mean the rate per annum set forth in Schedule III when Utilization Level is at its highest level, until such Engineering Report is delivered and the Borrowing Base is redetermined as provided herein.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person whose long term senior unsecured debt rating is, or any other Person who has an Affiliate that guarantees such Hedge Contract and such Affiliate has a long term senior unsecured debt rating of, A-/A3 by S&P or Moody’s (or their equivalent) or higher (at the time the Hedge Contract is entered into) and (c) any other Person listed on Schedule 1.02.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC in its capacity as the sole lead arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Banking Service Provider” means any Lender or any Affiliate of a Lender that provides Banking Services to the Borrower or any Restricted Subsidiary.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Lender or any Affiliate of a Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bayou City JDA” means the Joint Development Agreement between BCE-STACK Development LLC and Oklahoma Energy Acquisitions, LP in such form and substance substantially similar to the draft thereof provided to the Administrative Agent on January 6, 2016, or such other form and substance reasonably acceptable to the Administrative Agent.

“BCE” means BCE-MESA Holdings LLC, a Delaware limited liability company.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a) or Section 2.01(b).

“Borrowing Base” means at any particular time, the Dollar amount determined by the Lenders to be the Borrowing Base in accordance with Section 2.02.

“Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the sum of the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure over (b) the aggregate Commitments.

“Business Day” means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Houston, Texas or New York, New York and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.

“Capital Expenditures” means, for the Borrower and its Restricted Subsidiaries for any period, the aggregate of all expenditures and costs paid, or if applicable, budgeted to be paid, by the Borrower and such Restricted Subsidiaries during such period that are for items which should be capitalized in accordance with GAAP, including intangible drilling and development expenditures.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent containing cash deposited pursuant to Sections 2.04(e), 2.05, 2.17, 5.11, 7.02(b), or 7.03(b) or any other provision hereof to be maintained with the Administrative Agent in accordance with Section 2.07(g).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Parent Company on a fully-diluted basis (and taking into account all such Voting Securities that such person or group has the right to acquire pursuant to any option right);

(b) the Parent Company shall cease to, directly or indirectly, have voting power (by contract or otherwise) over 100% of the Equity Interests (including the Voting Securities) of the Borrower;

(c) during any period of 12 consecutive months following the Effective Date, a majority of the members of the board of directors or other equivalent governing body of the Borrower or the Parent Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d) any “change in control” or similar event occurs (as set forth in the indenture, agreement or other evidence of Debt or Equity Interests) which obligates the Borrower or any of its Restricted Subsidiaries to repurchase, redeem or repay, or to offer to repurchase, redeem or repay, all or any part of the Debt or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

“Collateral” means (a) all “Collateral,” “Pledged Collateral,” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Restricted Subsidiaries’ Cash Collateral Accounts.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Advances and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be modified from time to time pursuant to Section 2.04, Section 2.18 or Article VII or otherwise under this Agreement, including pursuant to assignments by or to such Lender pursuant to Section 9.06(b). The amount representing each Lender’s Commitment shall at any time be the least of (a) such Lender’s Maximum Credit Amount, (b) such Lender’s Pro Rata Share of the then effective Borrowing Base, and (c) such Lender’s Elected Commitment Amount.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Communications” has the meaning specified in Section 9.02.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries), for any period, the net income (or loss) for such period after Taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Contribution Agreements” means, collectively, (a) that certain Contribution Agreement dated as of August 16, 2017, among High Mesa Holdings, LP, High Mesa Holdings GP, LLC, the Borrower, the Parent Company, the General Partner, and solely for certain provisions therein, the equity owners of High Mesa Holdings, LP; (b) that certain Contribution Agreement dated as of August 16, 2017, among KFM Holdco, LLC, Kingfisher, the Parent Company, and solely for certain provisions therein, the equity owners of KFM Holdco, LLC; and (c) that certain Contribution Agreement dated as of August 16, 2017, between Riverstone VI Alta Mesa Holdings, L.P. and the Parent Company.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Conversion Transaction” means a conversion, whether by merger, statutory conversion or otherwise) of the Borrower from a limited partnership to a limited liability company or a corporation or an exchange of some or all of the outstanding partnership interest in the Borrower for Equity Interests in a corporation or a limited liability company.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Exposure” means, as to any Lender at any time, (i) aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17(c)(i)).

“Credit Extension” means (a) an Advance made by any Lender and (b) the issuance, increase, or extension of any Letter of Credit by the applicable Issuing Lender.

“Current Production” means, for each month, the lesser of (a) the highest of the most recent three (3) prior months’ production volume of crude oil, natural gas liquids and natural gas, of the Borrower and the Restricted Subsidiaries and (b) the internally forecasted production of crude oil and natural gas, calculated on a natural gas equivalent basis, of the Borrower and the Restricted Subsidiaries for each month for the next 60 months.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.

“Debt,” for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(e) obligations of such Person under any Hedge Contract;

(f) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;

(g) any obligations of such Person owing in connection with any volumetric or production prepayments;

(h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;

(i) indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any Property of such Person; and

(j) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Incurrence Proceeds” means, with respect to any Additional Subordinated Debt, all cash and cash equivalent investments received by the Borrower from such Additional Subordinated Debt after payment of, or provision for, all underwriter fees and expenses, original issue discount, securities and exchange commission and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Additional Subordinated Debt; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Additional Subordinated Debt and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower from such Additional Subordinated Debt.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.09(a), (b) in the case of any other Obligation other than Letter of Credit fees, 2.00% plus the non-default rate applicable to Reference Rate Advances as provided in Section 2.09(a), and (c) when used with respect to Letter of Credit fees, a rate equal to the Applicable Margin for Eurodollar Rate Advances plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) has failed to (i) fund its Pro Rata Share of any Advance or participation in Letters of Credit required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that (x) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority and (y) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or any direct or indirect parent company of a Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in (d)(i) or (ii) hereof, in each case under the foregoing clauses (x) and (y), so long as such ownership interest or such appointment, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Borrower, any Issuing Lender and each Lender.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Distribution Period” has the meaning specified in Section 6.05.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDAX” means without duplication, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period (it being understood that, for the Borrower, no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating EBITDAX),

(a) Consolidated Net Income for such period plus

(b) to the extent deducted in determining Consolidated Net Income, (i) Interest Expense, income Taxes, depreciation, depletion, amortization, and exploration expenses and costs (including customary expenditures such as geological and geophysical seismic expenditures, exploratory dry holes, surrendered and expired leasehold and plug and abandonment expenditures and delay rentals), accretion and impairment of Oil and Gas Properties, (ii) unrealized losses on Hedge Contracts and losses on Disposition of assets, including settlement of hedge contracts prior to contract expiry for such period outside the ordinary course of business (other than settlement of hedge contracts prior to contract expiry which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12-month period), (iii) fees or expenses paid to counsel of Administrative Agent or the Lenders and reimbursement obligations incurred by Administrative Agent or the Lenders in connection with this Agreement, (iv) expenses with respect to liability or casualty events to the extent covered by insurance and actually reimbursed, or as to which the insurer has made a determination that such amount will be reimbursed by the insurer, and (v) other non-cash charges for such period, but excluding, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future, minus

(c) to the extent included in determining Consolidated Net Income: (i) non-cash income and other non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of a reserve for a potential cash item that reduced EBITDAX in any prior period), including gains on asset acquisitions (bargain purchase gains), and (ii) unrealized gains on Hedge Contracts and gains on Disposition of assets (including settlement of hedge contracts prior to contract expiry outside the ordinary course of business (other than settlement of hedge contracts prior to contract expiry which were permitted under Section 6.14 and which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12-month period);

provided that, such EBITDAX shall be subject to pro forma adjustments for Material Acquisitions (as defined below) and Material Dispositions (as defined below) assuming that such Acquisitions and/or Dispositions had occurred on the first day of the test period, which adjustments shall be calculated in a manner reasonably acceptable to the Administrative Agent. For purposes of this definition, as applied to the Borrower or any of its Restricted Subsidiaries, (1) “Material Acquisition” shall mean any Acquisition consummated by the Borrower or any of its Restricted Subsidiaries within the applicable test period, in which the consideration for such Acquisition exceeds: (A) $5,000,000 individually or (B) $10,000,000 in the aggregate when combined with all other Acquisitions consummated in such test period and (2) “Material Disposition” shall mean any Disposition consummated by the Borrower or any of its Restricted Subsidiaries within the applicable test period, in which the consideration for such Disposition exceeds: (A) $5,000,000 individually or (B) $10,000,000 in the aggregate when combined with all other Dispositions consummated in such test period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 9, 2018, which is the Closing Date referred to in the Fee Letters.

“Elected Commitment Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule II under the caption “Elected Commitment Amount”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the aggregate Elected Commitment Amounts pursuant to Section 2.04 or Section 2.18 or termination of such Lender’s Elected Commitment Amount pursuant to Article VII or otherwise under this Agreement. The aggregate amount of the Elected Commitment Amounts on the date hereof is $350,000,000.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Restricted Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Restricted Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means, (a) in determining Eurodollar Base Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Base Rate for all other purposes, with respect to any Eurodollar Rate Advance for any Interest Period, the rate appearing on the applicable Reuters page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that (i) if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Rate Advance for such Interest Period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, the “Eurodollar Base Rate” with respect to such Eurodollar Rate Advance for such Interest Period shall be the offered quotation rate to first class banks in the London interbank market by the Person that is the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advance of such Person, in its capacity as a Lender (or, if it is not a Lender of such Advance, in such amount determined by the Administrative Agent) for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the Eurodollar Base Rate at any determination is less than zero, such rate shall be deemed to be zero for purposes of such determination under this Agreement.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Advance (or with respect to the Daily One Month LIBOR), a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.09(a)(ii) (or if applicable, Section 2.09(d) with reference to Section 2.09(a)(ii)).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any fiscal quarter, (a) the Borrower’s consolidated EBITDAX for such fiscal quarter minus (b) without duplication within such fiscal quarter and without duplication of any amounts used in calculating Excess Cash Flow for any previous fiscal quarter, the sum of: (i) Capital Expenditures for such fiscal quarter, (ii) all Restricted Payments made in such fiscal quarter, (iii) the Borrower’s consolidated Interest Expense for such fiscal quarter, (iv) all optional repayments and prepayments of Debt made in such fiscal quarter, and (v) all repayments and prepayments of Debt required to be made in such fiscal quarter, regardless of whether such payment is actually made.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap (as defined by the Commodity Exchange Act), such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps (as defined by the Commodity Exchange Act) for which such Guaranty or Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower hereunder), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time (i) such Foreign Lender becomes a party hereto or (ii) designates a new Lending Office, except, in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Foreign Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Advances” has the meaning set forth in Section 2.01 hereof.

“Existing Letters of Credit” means all letters of credit issued by Wells Fargo as the issuing lender under the Existing Credit Agreement and outstanding on the Effective Date.

“Exiting Lender” has the meaning set forth in Section 2.01 hereof.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means (a) that certain amended and restated engagement and fee letter agreement dated January 26, 2018 from Wells Fargo Securities, LLC to the Borrower and (b) that certain administrative agent fee letter agreement dated January 26, 2018 from Wells Fargo Bank to the Borrower.

“Financial Statements” means the unaudited consolidating financial statements including the balance sheet of the Borrower and its Restricted Subsidiaries for the fiscal year ended December 31, 2016 and the related statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for such fiscal year end and referred to in Section 4.05, copies of which have been delivered to the Administrative Agent and the Lenders.

“Flood Insurance Regulations” has the meaning specified in Section 9.26.

“Forecasted Production” means the projected production of oil or gas or natural gas liquids (measured by volume unit or BTU equivalent, not sales price) contained in internal forecasts of the Borrower, for the term of the contracts or a particular month, as applicable, from Oil and Gas Properties owned by the Borrower or any Subsidiary Guarantor which are located in or offshore of the United States, as reasonably approved by the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“General Partner” means Alta Mesa Holdings GP, LLC, a Texas limited liability company.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means each entity that is party to a Guaranty, including (a) the General Partner and (b) each Subsidiary Guarantor.

“Guaranty” means (a) a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor, and (b) such other forms of guaranty acceptable to the Administrative Agent whereby the guarantors named therein guarantee the Obligations.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).

“Hedge Event” means the novation, assignment, unwinding, termination, amendment or other monetization of a hedge position or Hedge Contract.

“Highbridge” means Highbridge Principal Strategies, LLC, a Delaware limited liability company.

“Hydrocarbon Hedge Agreement” means a Hedge Contract that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Increase Agreement” has the meaning specified in Section 2.18.

“Increase Date” has the meaning specified in Section 2.18.

“Increasing Lender” has the meaning specified in Section 2.18.

“Indemnified Party” has the meaning specified in Section 9.07.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineer” means (a) Netherland, Sewell and Associates, Inc., (b) Ryder Scott Company, L.P., or (c) any other independent, third-party engineering firm acceptable to the Administrative Agent in its reasonable judgment.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Restricted Subsidiaries (or to be acquired by the Borrower or any of its Restricted Subsidiaries, as applicable) that are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties,

(b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender. Notwithstanding the foregoing, a report audited by (rather than prepared by) an Independent Engineer shall qualify as an “Independent Engineering Report” so long as (x) such report otherwise meets the criteria set forth about in this definition and (y) such report is accompanied by an audit opinion of such Independent Engineer satisfactory to the Administrative Agent and each Lender covering, among other things, the estimate of Proven Reserves set forth in such report are within the ten percent (10%) tolerance threshold set forth in the SPE Standards Pertaining to the Estimated and Auditing of Oil and Gas Reserves Information.

“Interest Expense” means, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one month, three months, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (noon) (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any Restricted Subsidiary (or to be acquired by the Borrower or any Restricted Subsidiary, as applicable), that are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Reuters page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (a) Wells Fargo and any successor issuing bank pursuant to Section 8.07, and (b) at the option of the Borrower, one other Lender selected by Borrower and agreed to by such other Lender and reasonably acceptable to the Administrative Agent, and any successor issuing bank pursuant to Section 8.07.

“Kingfisher” means Kingfisher Midstream, LLC, a Delaware limited liability company.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.

“Lender Parties” means Lenders, the Issuing Lenders, and the Administrative Agent.

“Lenders” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.16, 2.18 or 9.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any standby letter of credit issued or deemed issued by an Issuing Lender for the account of the Borrower or any Restricted Subsidiary thereof in connection with the Commitments and that is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Letter of Credit Sublimit” means (a) as to Wells Fargo as an Issuing Lender, $30,000,000 or such lesser amount as may be agreed to between such Issuing Lender and the Borrower after the Effective Date, and (b) as to any other Issuing Lender, such amount as agreed to between such Issuing Lender and the Borrower from time to time; provided that, in any event, the aggregate Letter of Credit Sublimit for all Issuing Lenders shall not exceed $30,000,000 unless a lesser amount is agreed to by all the Issuing Lenders and the Borrower.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of the Borrower and its Restricted Subsidiaries as of such day to (b) Adjusted EBITDAX.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Restricted

Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Fee Letters, Account Control Agreements and each other agreement, instrument, or document executed by the General Partner, the Borrower or any of its Restricted Subsidiaries or any other Loan Party or any of their officers at any time in connection with this Agreement or any other Loan Document.

“Loan Party” means the Borrower and each Guarantor.

“Lost Interest” has the meaning specified in Section 2.09.

“Majority Lenders” means Lenders holding more than 50.0% of the aggregate amount of the Commitments; provided that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets (including the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (when taken as a whole)), condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries, (b) the Borrower’s ability to perform its obligations under this Agreement, any Note, any other Loan Document, (c) the Borrower’s ability to perform its obligations under Hedge Contracts with Swap Counterparties, taken as a whole, (d) the Restricted Subsidiaries’ and the Parent Pledgors’ (when taken as a whole) ability to perform their obligations under this Agreement, any Guaranty, any Note, any other Loan Document, or any Hedge Contract with a Swap Counterparty, (e) the validity or enforceability of any of the Loan Documents, or (f) the rights or remedies of or benefits available to the Administrative Agent, any Issuing Lender or any Lender under any of the Loan Documents.

“Maturity Date” means February 9, 2023.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule II under the caption “Maximum Credit Amounts”, as such amount may be increased, reduced or terminated pursuant to Section 2.04, Section 2.18 or Article VII or otherwise under this Agreement. The aggregate amount of the Maximum Credit Amount on the date hereof is $1,000,000,000.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Measurement Date” has the meaning specified in Section 6.14.

“Merger Net Equity” means the net equity raised as a direct result of the Merger Transaction.

“Merger Transaction” means the business combination of the Borrower, the Parent Company, and Kingfisher, pursuant to the Contribution Agreements.

“Mortgage” means any mortgage or deed of trust executed by any one or more of the Borrower or its Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, partially released or cancelled, restated or supplemented from time-to-time, together with any assumptions or assignments of the Obligations thereunder by the Borrower or its Restricted Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report or in the Engineering Report evaluated for the then effective Borrowing Base, all cash and Liquid Investments received by the Borrower or any of its Restricted Subsidiaries from such Disposition after payment of, or provision for, all estimated cash taxes attributable to such Disposition and payable by the Borrower or such Restricted Subsidiary, and other reasonable out of pocket fees and expenses actually incurred by the Borrower or such Restricted Subsidiary directly in connection with such Disposition, and (b) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedge Contract by the Borrower or any Restricted Subsidiary, the sum of the cash and Liquid Investments received by the Borrower or any Restricted Subsidiary in connection with such transaction after giving effect to any netting agreements.

“New Lender” has the meaning specified in Section 2.18.

“Non-Consenting Lender” means any Lender that does not consent to a proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Non-Funding Lender” has the meaning specified in Section 2.03.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Parent Pledgors, the Borrower or any Restricted Subsidiary to the Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents, including without limitation, the Letter of Credit obligations and to the extent legally permitted, all interest accrued thereon after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding under any Debtor Relief Law at the rate, including without limitation any applicable post-default rate, allowable or allowed as a claim in such proceeding, (b) all obligations of the Borrower or any of its Restricted Subsidiaries owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder (or lender under the Existing Credit Agreement, or an Affiliate thereof, at the time such Hedge Contract was entered into), without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, and (c) the Banking Services Obligations. Notwithstanding anything herein to the contrary, no Excluded Swap Obligation shall constitute an Obligation.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16 or Section 2.18).

“Parent Company” means Alta Mesa Resources, Inc., a Delaware corporation.

“Parent Pledge Agreement” means a parent pledge agreement executed by each Parent Pledgor in such form and substance reasonably satisfactory to the Administrative Agent.

“Parent Pledgors” means such Persons directly owning, or having the right to control the vote of, any Equity Interests of the Borrower.

“Participant” has the meaning set forth in Section 9.06.

“Participant Register” has the meaning set forth in Section 9.06.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Alta Mesa Holdings, LP.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Asset Swap” has the meaning specified in Section 6.04(b)(vi).

“Permitted Investor” means each of (a) Michael Ellis, (b) Harlan Chappelle, (c) Highbridge and each Affiliate fund managed by Highbridge, (d) BCE and each Affiliate fund managed by BCE or Affiliates of BCE, (e) Riverstone, (f) High Mesa Holdings, LP and (g) High Mesa Inc.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Subject Liens” means Permitted Liens other than the judgment Liens permitted under clause (l) of Section 6.01.

“Permitted Tax Distributions” means, for any taxable period or portion thereof in which the Borrower is a pass through entity for federal income tax purposes, payments and distributions which are distributed to the direct or indirect members of the Borrower on or prior to each estimated payment date as well as each other applicable due date to enable such holders to timely make payments of federal, state and local taxes for such taxable period as a result of the operations of the Borrower not to exceed the product of (a) the net taxable income of the Borrower for such taxable period, and (b) the highest applicable marginal U.S. federal, state and local tax rates applicable to an individual or corporation, as applicable, residing in New York City, New York.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” (whether or not capitalized) means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” has the meaning specified in Section 9.02.

“Pledge Agreements” means (a) the amended and restated pledge agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Restricted Subsidiaries or any of the Guarantors, as the same may be amended, modified, restated or supplemented from time to time, and (b) the Parent Pledge Agreement.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time or (ii) if the aggregate Commitments have been terminated, the Pro Rata Share of such Lender as determined pursuant to the preceding clause (i) immediately prior to such termination, or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of the Commitment of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10” means, on any date of determination, with respect to any Proven Reserves, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and the Restricted Subsidiaries’ collective interests in such Proven Reserves during the remaining expected economic lives of such reserves.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant Lien becomes effective with respect to such Swap Obligation or (b) a Loan Party for which another Person who constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder can cause such Loan Party to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Rate” means the fluctuating per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers and whether or not the Borrower has notice thereof. Notwithstanding the foregoing, if the Reference Rate at any determination is less than zero, such rate shall be deemed to be zero for purposes of such determination under this Agreement.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a)(i) (or if applicable, Section 2.09(d) with reference to Section 2.09(a)(i)).

“Refinancing Debt” means Senior Unsecured Notes but only to the extent the proceeds thereof refinance (a) Senior Unsecured Notes outstanding on the Effective Date, (b) Specified Additional Subordinated Debt incurred after the Effective Date, and (c) Refinancing Debt which refinanced the Debt described in the foregoing clause (a) or (b).

“Register” has the meaning set forth in paragraph (c) of Section 9.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse any Issuing Lender for amounts paid by such Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Removal Effective Date” has the meaning specified in Section 8.07.

“Required Lenders” means, at any time, Lenders holding not less than 66 2/3% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.07.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer (or other financial officer), or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) in respect of the Equity Interest of such Person or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) on account of any Equity Interest of such Person, including in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person, or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Riverstone” means Riverstone Manager, and Riverstone Global Energy and Power Fund VI, L.P., together with the parallel investment entities and alternative investment entities of the foregoing, and any other investment fund or co-investment fund managed by the Riverstone Manager or any of its Affiliates, and any Affiliates of one or more of the foregoing.

“Riverstone Manager” means Riverstone Investment Group LLC, a Delaware limited liability company.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, the Swap Counterparties and the Lenders and Banking Service Providers.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower or any Restricted Subsidiary, as the same may be amended, modified, partially released, or supplemented from time to time.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Senior Unsecured Notes” means (a) senior, unsecured notes issued by the Borrower outstanding on the Effective Date and (b) Additional Subordinated Debt issued by the Borrower in the form of senior, unsecured notes after the Effective Date.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Additional Subordinated Debt” means Senior Unsecured Notes incurred after the Effective Date in an aggregate principal amount not to exceed $300,000,000.

“Subject Increase” has the meaning specified in Section 2.18.

“Subject Lender” has the meaning specified in Section 2.16.

“Subject Quarter” has the meaning specified in Section 6.05.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is party to a Guaranty.

“Swap Counterparty” means (a) any Lender or Affiliate of a Lender that is a counterparty to any Hedge Contract with the Borrower or any Restricted Subsidiary listed on Schedule 4.20 and (b) any counterparty to any other Hedge Contract with the Borrower or any Restricted Subsidiary; provided that such counterparty is a Lender or an Affiliate of a Lender. For the avoidance of doubt, “Swap Counterparty” shall not include any participant of a Lender pursuant to Section 9.06(d) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Group” has the meaning specified in Section 4.10.

“Tax Returns” mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or filed or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Test Date” means (a) each date that the financial statements are required to be delivered pursuant to Sections 5.06(a) or (b) and (b) the last day of any calendar month if the aggregate notional volume covered by Hedge Contracts in respect of commodities (other than basis differential hedges so long as the volumes of such basis differential hedges are not in excess of the volumes of the underlying commodity hedges) for the immediately preceding calendar month exceeds 100% of the actual production for each of crude oil, natural gas and natural gas liquids, calculated separately, in such preceding calendar month.

“Trade Date” has the meaning specified in Section 9.06.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement (including any deemed borrowings and any deemed issuances of Letters of Credit), including the renewal, extension, and rearrangement (but not substitution or extinguishment) of advances under the Existing Credit Agreement as Advances under this Agreement pursuant to the terms of this Agreement, and (b) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower or any Restricted Subsidiary executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

“Triggering Event” means (a) the Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report or in the Engineering Report evaluated for the then effective Borrowing Base or the Disposition of the Equity Interests issued by any Restricted Subsidiary that owns such Oil and Gas Properties and (b) a Hedge Event of a hedge position or Hedge Contract considered by the Administrative Agent in determining the then effective Borrowing Base to the extent that after giving to any new hedge position or new Hedge Contract (or in the case of an amendment, an amended hedge position or amended Hedge Contract) entered into since the most recent redetermination of the Borrowing Base or concurrently with or immediately following such hedge event, the Borrower’s hedged positions would result in a lower Borrowing Base (as determined by the Administrative Agent in its sole discretion). For the avoidance of doubt, a Permitted Asset Swap which involves the Disposition of Oil and Gas Properties to which Proven Reserves are attributable constitutes a Triggering Event only as to such Oil and Gas Properties.

“Type” has the meaning set forth in Section 1.04.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.14.

“Unused Commitment Amount” means, with respect to a Lender at any time, (a) such Lender’s Commitment at such time minus, (b) such Lender’s Credit Exposure.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Utilization Level” means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule III, which is based, at any time of its determination, on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the aggregate Commitments.

“Voting Securities” means (a) with respect to any corporation, Equity Interest of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any Equity Interest thereof having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, any Equity Interests thereof having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells” has the meaning set forth in Section 2.02.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.04 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.

Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

CREDIT FACILITIES

Section 2.01 Commitment for Advances.

(a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than the lesser of (i) $500,000 and (ii) the Unused Commitment Amount, and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b) Existing Advances under the Existing Credit Agreement. The parties hereto acknowledge and agree that, effective as of the Effective Date, in order to accommodate and orderly effect the reallocations, adjustments, acquisitions and decreases under this (b), (i) all outstanding Eurodollar Rate Advances (as defined in the Existing Credit Agreement) on the date hereof are (and shall be deemed to be) Converted to Reference Rate Advances under, and as defined in, the Existing Credit Agreement (and the Borrower agrees to pay to each Exiting Lender and each Existing Lender such costs and expenses would have been due under Section 2.12 of the Existing Credit Agreement as a result of such Conversion unless waived by such Exiting Lender or Existing Lender), and (ii) after giving effect to clause (i) above, all outstanding Advances (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the date hereof (the “Existing Advances”) are (and shall be deemed to be) continued as the initial Reference Rate Advances (as defined in this Agreement) made under this Agreement on the Effective Date. The outstanding Debt under the Existing Credit Agreement shall be assigned, renewed, extended, modified, and rearranged as Obligations outstanding under and pursuant to the terms of this Agreement. The Existing Lenders have agreed among themselves, in consultation with the Borrower, to adjust their respective Commitments and to pay-off in full such Existing Lenders, if any, which will not become a Lender hereunder (each an “Exiting Lender”). The Administrative Agent, the Lenders, the Borrower and each Exiting Lender (by receipt of the payment in full of the Advances as defined in, and owing to it under, the Existing Credit Agreement and under a separate exiting agreement executed by such Exiting Lender) consent to such reallocation and each Existing Lender’s adjustment of, and each Existing Lender’s assignment of, an interest in the Existing Commitments and the Existing Lenders’ partial assignments of their respective Existing Commitments (pursuant to this Section 2.01). On the Effective Date and after giving effect to such reallocations, adjustments, assignments and decreases, the Maximum Credit Amounts and Elected Commitment Amounts of each Lender shall be as set forth on Schedule II. The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ Commitments under this Agreement. The Borrower and each Existing Lender party hereto hereby agrees and this Section 2.01 and any exiting agreement executed by an Exiting Lender that is acceptable to the Administrative Agent shall be deemed approved assignment forms as required under the Existing Credit Agreement.

(c) Evidence of Indebtedness. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. Failure to make any such endorsement or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Advances or affect the validity of such transfer by any Lender of its Note. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, the applicable Issuing Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the applicable Issuing

Lender) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by the applicable Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason, the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against the return to the Borrower of the Note so replaced.

Section 2.02 Borrowing Base.

(a) Borrowing Base. The initial Borrowing Base in effect as of the Effective Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $350,000,000 and each Lender’s Pro Rata Share of such Borrowing Base, as of the Effective Date, are set forth on Schedule II. Such Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c) and is subject to mandatory reductions pursuant to Section 2.02(e).

(b) Calculation of Borrowing Base.

(i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2018, an Independent Engineering Report dated effective as of the immediately preceding January 1, and, in any case, such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2018, an Internal Engineering Report dated effective as of the immediately preceding July 1, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report, or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the

Lenders) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(iv) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Restricted Subsidiaries, as applicable, own the Oil and Gas Properties specified therein with at least 90% (by value) of the PV-10 of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report, the PDP Reserves identified therein were developed for Hydrocarbons, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title interests of the Borrower and its Restricted Subsidiaries, as applicable, set forth in such Engineering Report include the entire record title interests of the Borrower and its Restricted Subsidiaries in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or any of its Subsidiaries in such Oil and Gas Properties except as set forth in Engineering Report, (E) no operating or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any of its Restricted Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Restricted Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of its Restricted Subsidiaries in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event the Borrower or any of its Restricted Subsidiaries is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (F) the Borrower’s and the Restricted Subsidiaries’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens afford the Borrower or the applicable Restricted Subsidiary not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Borrower or the applicable Restricted Subsidiary to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties.

(c) Interim Redeterminations. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b) and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)):

(i) at the election of the Required Lenders, the Administrative Agent and the Lenders may make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; and

(ii) at the request of the Borrower, the Administrative Agent and the Lenders may make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations.

The party requesting the redetermination under this paragraph (c) shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed (or such shorter period as the Administrative Agent and the Borrower may agree to in their sole discretion); provided that, no such prior written notice shall be required for any redetermination made by the Lenders during the existence of a Default. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and the Guarantors’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may reasonably request; provided that, in the case of requests for an increase to the Borrowing Base of an amount in excess of 5% of the Borrowing Base then in effect, the request of an updated Independent Engineering Report is deemed to be reasonable. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and the Subsidiary Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Subsidiary Guarantors as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Restricted Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains a value cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent shall have received, at the Borrower’s expense, (A) evidence of title reasonably satisfactory in form and substance to the Administrative Agent covering at least 80% (by value) of the PV-10 of the Proven Reserves and the Oil and Gas Properties relating thereto, and (B) Mortgages and such other Security Instruments requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 90% (by value) of the PV-10 of the Proven Reserves and the Oil and Gas Properties relating thereto. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal (i) to the redetermined amount or (ii) such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders, provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency, until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

(e) Mandatory Reductions in the Borrowing Base. In addition to the Borrowing Base redeterminations provided for otherwise in this Section 2.02, the Borrowing Base shall be automatically reduced as follows:

(i) effective immediately upon the issuance of any Additional Subordinated Debt (including Specified Additional Subordinated Debt) by the Borrower or any Restricted Subsidiary and unless otherwise consented to by the Required Lenders, the Borrowing Base shall automatically reduce on the effective date of such issuance by an amount equal to 25% of (A) the principal amount of such Additional Subordinated Debt minus (B) to the extent such Additional Subordinated Debt constitutes Refinancing Debt, the principal amount of other Senior Unsecured Notes being refinanced thereby; and

(ii) if any Triggering Event occurs which results in the aggregate amount of all Triggering Events (including such Triggering Event) effected since the most recent redetermination of the Borrowing Base to exceed 5% of the Borrowing Base then in effect, then effective immediately upon the occurrence of such Triggering Event, the Borrowing Base shall automatically reduce on the date such Triggering Event is effected by an amount equal to (A) in the case of a Disposition of Oil and Gas Properties (or any Restricted Subsidiary that owns Oil and Gas Properties), the value, if any, assigned such Oil and Gas Properties under the then effective Borrowing Base, as reasonably determined by the Administrative Agent, and (B) in the case of Hedge Event, the value, if any, assigned to such applicable hedge position or Hedge Contract under the then effective Borrowing Base, as reasonably determined by the Administrative Agent.

For the avoidance of doubt, the automatic reductions of the Borrowing Base provided for in this Section 2.02 shall not constitute nor be construed as a consent to any Disposition, Hedge Event or Debt that would not be permitted under the terms of this Agreement.

Section 2.03 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m. (Houston, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier. Each Notice of a Borrowing shall be given in writing, including by telecopier, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(a)(ii). Each Lender shall, before 11:00 a.m. (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telephone notice promptly confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(a)(ii).

(c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i) at no time shall there be more than four Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if existing Eurodollar Rate Advances, Convert into Reference Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent (the “Non-Funding Lender”), such Non-Funding Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Non-Funding Lender, the Federal Funds Rate for such day. If such Non-Funding Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Non-Funding Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Lender Obligations Several. The failure of any Non-Funding Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04 Reduction of the Commitments.

(a) Reductions of Maximum Credit Amounts; Corresponding Reductions to Elected Commitment Amounts. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Maximum Credit Amounts; provided that each partial reduction shall be in the aggregate amount of $3,000,000 or in integral multiples of $1,000,000 in excess thereof. The Borrower shall not terminate or reduce the aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Advances thereof, the aggregate Credit Exposure would exceed the total Commitments. Upon any reduction of the aggregate Maximum Credit Amounts that would otherwise result in the aggregate Maximum Credit Amounts being less than the aggregate Elected Commitment Amounts, the aggregate Elected Commitment Amounts shall be automatically reduced ratably among the Lenders in accordance with each Lender’s Pro Rata Share so that they equal the aggregate Maximum Credit Amounts as so reduced. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the aggregate Maximum Credit Amounts under Section 2.04(a) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.04(a) shall be irrevocable.

(b) Optional Reductions and Terminations of Aggregate Elected Commitment Amounts. The Borrower may from time to time terminate or reduce the aggregate Elected Commitment Amounts; provided that (i) each reduction of the aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $3,000,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the

Advances, the aggregate Credit Exposures would exceed the aggregate Elected Commitment Amounts. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the aggregate Elected Commitment Amounts under Section 2.04(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.04(b) shall be irrevocable.

(c) Automatic Reduction in Aggregate Elected Commitment Amounts. Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the aggregate Elected Commitment Amounts, the aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Pro Rata Share) so that they equal such redetermined Borrowing Base (and Schedule II shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment Amount and the aggregate Elected Commitment Amounts).

(d) Ratable Application; No Obligation to Reinstate. Other than as provided in Section 2.04(e) below, any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(e) Defaulting Lender. In the event of a Defaulting Lender, the Borrower, at the Borrower’s election may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Commitment, (ii) subject to the set-off rights set forth in the immediately following sentence, the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any amounts owing under Section 2.12 as result of such payment of Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure, including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17(c)(i); (iii) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.04(e) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. With respect to the amounts described in clause (ii) above which would be payable by the Borrower to the Defaulting Lender (but not including any deposits that the Borrower is required to make with respect to the Letter of Credit Exposure), the Borrower may set-off and apply any amounts owing from such Defaulting Lender or Affiliate thereof to the Borrower under any Hedge Contract against any such amounts payable to the Defaulting Lender. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (c) and the payment and deposit of amounts required to be made by the Borrower under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights under Sections 2.13, 2.14, and 9.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(f) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date. If at any time the aggregate Maximum Credit Amounts, the Borrowing Base or the aggregate Elected Commitment Amounts is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

Section 2.05 Prepayment of Advances.

(a) Optional. The Borrower may prepay the Advances, after giving by 10:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice (or irrevocable telephone notice promptly confirmed in writing) to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any amounts prepaid in respect of Reference Rate Advances shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) any prepayments made in respect of Borrowings comprised of Eurodollar Rate Advances shall be made in a minimum amount of $3,000,000 and in integral multiples of $1,000,000 in excess thereof and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowings of at least $1,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts.

(b) Borrowing Base Deficiencies.

(i) Other than as provided in clause (ii) and clause (iii) below, in Section 2.05(c) and in Section 5.11, if a Borrowing Base Deficiency exists, then the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

(A) prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that such Borrowing Base Deficiency is cured within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Required Lenders such that the applicable Borrowing Base Deficiency is cured within 10 days after the date of such notice by the Administrative Agent is received;

(C) (1) deliver within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment and (2) make such payments and deposits within such time period; or

(D) (1) deliver within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (2) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

The failure of the Borrower to deliver an election notice pursuant to the terms of this clause (b)(i) shall be deemed to be an election by the Borrower of the option set forth in clause (C) above.

(ii) Upon each reduction of the Borrowing Base under Section 2.02(e)(i) resulting from the issuance of Additional Subordinated Debt, if a Borrowing Base Deficiency then exists or results therefrom, then the Borrower shall prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the Debt Incurrence Proceeds of such Additional Subordinated Debt and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

(iii) Upon each reduction of the Borrowing Base under Section 2.02(e)(ii) from the occurrence of a Triggering Event, if a Borrowing Base Deficiency then exists or results therefrom, then the Borrower shall prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the Net Cash Proceeds of such Triggering Event and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

(iv) Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the Advances as determined by the Administrative Agent.

(c) Reduction of Commitments.

(i) On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to first, make a prepayment in respect of the outstanding amount of the Advances and second, deposit funds into the Cash Collateral Account the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the aggregate Commitments, as so reduced.

(ii) Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the adoption of or any change in any applicable Legal Requirement or in the interpretation of any applicable Legal Requirement by any Governmental Authority makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m. (Houston, Texas time) and if not prohibited by law, (A) on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender, or (B) if required by such notice, on the second Business Day following its receipt of such notice, either prepay all of the Eurodollar Rate Advances made by such Lender then outstanding or Convert all of the Eurodollar Rate Advances made by such Lender then outstanding to Reference Rate Advances, and, in either case, pay all accrued interest on the principal amount prepaid or Converted to the date of such prepayment or Conversion and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment or Conversion being made on such date, (ii) to the extent the principal amount of Eurodollar Rate Advances are prepaid, such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender giving notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(e) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in Section 2.04(e) and this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.17.

Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Commitment Termination Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07 Letters of Credit.

(a) Commitment. From time to time from the date of this Agreement until 30 days prior to the Commitment Termination Date, at the request of the Borrower, the applicable Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower or any Restricted Subsidiary on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit and (B) the aggregate Commitments at such time minus the sum of the aggregate outstanding principal amount of all Advances at such time;

(ii) if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof (or, in the case of any extension thereof, one year after the date of such extension, including automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender) and (B) in any event, ten days prior to the Commitment Termination Date;

(iii) unless the Letter of Credit Documents are in form and substance acceptable to the applicable Issuing Lender in its sole discretion;

(iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the applicable Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Lender shall prohibit, or request that the applicable Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the applicable Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the applicable Issuing Lender in good faith deems material to it;

(viii) if the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to letters of credit generally;

(ix) except as otherwise agreed by the applicable Issuing Lender, if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract if such Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi) a default of any Lender’s obligations to fund under Section 2.07(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the applicable Issuing Lender’s risk with respect to such Lender.

(b) Participations. Upon (A) the date of the issuance or increase of a Letter of Credit, and (B) the date hereof as to the deemed issuance of the Existing Letters of Credit under Section 2.07(h), the applicable Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify each such participant Lender having a Commitment by telephone or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Houston, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the applicable Issuing

Lender shall give to each other Lender prompt notice thereof by telex, telephone or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail. After the applicable Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, such Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d) Reimbursement. The Borrower hereby agrees to pay on demand to each Issuing Lender an amount equal to any amount paid by such Issuing Lender under any Letter of Credit. In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse such Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse such Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to such Issuing Lender. If such reimbursement is not made by any Lender to such Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to such Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to such Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to any Issuing Lender as Reference Rate Advances under a Borrowing requested by the Borrower to reimburse the applicable Issuing Lender that have been transferred to such Issuing Lender at the Borrower’s request.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of the Borrower’s rights under Section 2.07(f) below.

(f) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender and no Related Party of any Issuing Lender shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ANY ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the applicable Issuing Lender, and the applicable Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court determines in a final, non-appealable judgment were caused by an Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.04(e), 2.05, 2.17, 7.02(b), or 7.03(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the

Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Default or Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding.

(iii) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account which may bear interest or be invested in the Administrative Agent’s reasonable discretion and the Administrative Agent shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h) Existing Letters of Credit. The Issuing Lenders, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

(i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of any Issuing Lender subject to Section 2.17(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

(j) Letters of Credit Issued for Guarantors or any Restricted Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary Guarantor or any Restricted Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary Guarantor, the Borrower or any Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.08 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee in an amount equal to the Applicable Margin on the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date; provided that, no commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2018, and continuing thereafter through and including the Commitment Termination Date.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. Subject to Sections 2.17(c)(iii) and (iv), the Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (1) Applicable Margin for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit and (2) $750, and (B) to the applicable Issuing Lender, a fronting fee for each Letter of Credit equal to 0.25% per annum times on the face amount of such Letter of Credit. The fronting fee shall be payable annually in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension. The fee set forth in (A) above shall be computed on a quarterly basis in arrears and be due and payable on the last day of each March, June, September, and December commencing June 30, 2018, and on the Commitment Termination Date. Notwithstanding the foregoing, (A) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(e), the foregoing per annum letter of credit fee shall be automatically increased to the Default Rate, after as well as before judgment, and (B) upon the occurrence and during the continuance of any other Event of Default (excluding under Section 7.01(a) or Section 7.01(e)), upon the request of the Majority Lenders, the foregoing per annum letter of credit fee shall be increased to the Default Rate, after as well as before judgment.

(ii) The Borrower also agrees to pay to each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit issued or to be issued by such Issuing Lender.

(c) Facility and Other Fees. To the extent not otherwise included under Section 2.08(a) and (b), the Borrower agrees to pay to the Administrative Agent the fees required to be paid under the Fee Letters.

Section 2.09 Interest.

(a) Applicable Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each calendar quarter and on the date such Reference Rate Advance shall be paid in full.

(ii) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day that occurs during such Interest Period three months from the first day of such Interest Period.

(b) Usury Recapture.

(i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(III) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

(c) [Reserved.]

(d) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(e), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (other than an Event of Default addressed in the foregoing clause (i)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.09(d) and all interest accrued but unpaid on or after the Commitment Termination Date shall be due and payable on demand (and if no such demand is made, then due and payable on the otherwise due dates provided herein or if no such due dates are provided herein on the last day of each calendar quarter). Interest shall continue to accrue on the Obligations after the filing by or against any Loan Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

Section 2.10 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 p.m. (noon) (Houston, Texas time) on the day when due in Dollars in immediately available funds to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, a specific Issuing Lender, or a specific Lender pursuant to Section 2.08(c), 2.12, 2.13, 2.14, 2.16, 2.17, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest and fees shall be made by the Administrative Agent, on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.04(c)), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.11 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).

Section 2.12 Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for herein) of any Advance other than a Reference Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Reference Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of an Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.04, Section 2.16, or Section 2.18;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.12, the requesting Lender shall be deemed to have funded the Eurodollar Rate Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

Section 2.13 Increased Costs. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender; (b) subject any Lender or any Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or (c) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, within thirty (30) days after demand by such Lender or such Issuing Lender, the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender or such Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

(a) Capital Adequacy. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of

Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or such Issuing Lender shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(b) Letters of Credit. If any Change in Law shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Lender or (ii) impose on any Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to any Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by such Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Lender, the Borrower shall pay to such Issuing Lender, from time to time as specified by such Issuing Lender, additional amounts which shall be sufficient to compensate such Issuing Lender for such increased cost. A certificate as to such increased cost incurred by any Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

(c) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for Taxes, except as required by applicable law. If any withholding or deduction of Tax is required by applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent), then (i) to the extent such Taxes are Indemnified Taxes (including, for the avoidance of doubt, Other Taxes), the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirement.

(b) Other Taxes. Without limiting the provisions of clause (a) above, the Borrower agrees to (i) pay any Other Taxes, or (ii) or at the option of the Administrative Agent, to timely reimburse the Administrative Agent, or applicable Lender or applicable Issuing Lender for the payment of any Other Taxes.

(c) Indemnification. THE BORROWER INDEMNIFIES EACH LENDER, EACH ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF INDEMNIFIED TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, SUCH ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, SUCH ISSUING LENDER, OR ANY SUCH LENDER. A CERTIFICATE AS TO THE AMOUNT OF ANY SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER (WITH A COPY TO THE ADMINISTRATIVE AGENT) OR BY THE ADMINISTRATIVE AGENT ON ITS OWN ON BEHALF OF A LENDER SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.

(d) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, copies of such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party; (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable), or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. To the extent a Foreign Lender is not the beneficial owner, such Foreign Lender shall deliver executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For purposes of determining withholding Taxes imposed under FATCA from and after the Effective Date, the Borrower and Administrative Agent shall treat (and the Lenders herby authorize Administrative Agent to treat) the Obligations under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified or been paid additional amounts pursuant to this Section 2.14, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over pursuant to this paragraph (f) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16 Replacement of Lender. If (i) any Lender requests compensation under Section 2.13 or requires that the Borrower pay any additional amount pursuant to Section 2.14, and, in each case such Lender has declined or is unable to designate a different Lending Office, (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.03(c)(ii) or Section 2.11, (iii) any Lender is a Defaulting Lender, or (iv) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(D) such assignment does not conflict with applicable Legal Requirements; and

(E) with respect to a Non-Consenting Lender, the proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Majority Lenders and such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.16 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.16, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.04.

Section 2.17 Payments and Deductions to a Defaulting Lender.

(a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01(a), Section 2.07(d), or Section 2.10(d) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding Advances or pro rata share of Letter of Credit Exposure which results in its outstanding Advances and share of Letter of Credit Exposure being less than its Pro Rata Share of the aggregate outstanding Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Advances, the Administrative Agent shall receive any payment in respect of principal of an Advance or a Reimbursement Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Pro Rata Share of all Advances then outstanding. After acceleration or maturity of the Advances, subject to the first sentence of this Section 2.17(b), all principal will be paid ratably as provided in Section 2.11.

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of such Defaulting Lender’s share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Advances plus its share of the Letter of Credit Exposure, after giving effect to the reallocation provided herein, does not exceed such Non-

Defaulting Lender’s Commitment, and (B) the conditions set forth in Section 3.02 are satisfied at such time; provided that, subject to Section 9.24, such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(g) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.17 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08 (b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.08(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share;

(v) if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the applicable Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

(d) In the event that the Administrative Agent, the Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances and Letter of Credit Exposure in accordance with its Pro Rata Share, and (ii) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.

Section 2.18 Optional Increase of Aggregate Elected Commitment Amounts.

(a) Subject to the conditions set forth in Section 2.18(b) below, the Borrower may increase the aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment Amount of a Lender or by causing an Eligible Assignee that at such time is not a Lender to become a Lender (a “New Lender”, and any such New Lender or existing Lender increasing its Elected Commitment Amount, a “Increasing Lender”, and each such increase, a “Subject Increase”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall a New Lender be the Borrower, an Affiliate of the Borrower or a natural person. Nothing in this Section 2.18(a) shall be construed to create any obligation on any Lender to increase its Elected Commitment Amount, to advance or to commit to advance any credit to the Borrower or to arrange for any Person to increase its Elected Commitment Amount or to advance or to commit to advance any credit to the Borrower.

(b) Any increase in the aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(i) such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if immediately after giving effect thereto the aggregate Elected Commitment Amounts would exceed the Borrowing Base then in effect;

(ii) the Borrower may not increase the aggregate Elected Commitment Amounts more than once between scheduled redeterminations of the Borrowing Base (for the sake of clarity, all increases in the aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the aggregate Elected Commitment Amount for purposes of this Section 2.18(b)(ii));

(iii) no Event of Default shall have occurred and be continuing on the effective date of such increase;

(iv) on the effective date of such increase, no Eurodollar Rate Advances shall be outstanding or if any Eurodollar Rate Advances are outstanding with a single Interest Period, then the effective date of such increase shall be the last day of such Interest Period unless the Borrower pays any compensation that may be required by Section 2.12 (in any event, such date being the “Increase Date”);

(v) no Lender’s Elected Commitment Amount may be increased without the consent of such Lender;

(vi) the Borrower and each applicable Increasing Lender shall execute and deliver to the Administrative Agent an increase agreement in such form acceptable to the Administrative Agent and such Increasing Lender (the “Increase Agreement”) (which Increase Agreement shall contain, among other provisions, a representation and warranty by the Borrower that all representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the effective date of the Subject Increase (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and in the case of any New Lender, together with an Administrative Questionnaire and a processing and recordation fee of $5,000, and the Borrower shall (1) if requested by the Increasing Lender, deliver a Note payable to such Increasing Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Increasing Lender and/or the Administrative Agent;

(vii) any arrangement or upfront fees payable in connection with such increase shall be determined by mutual agreement of the Borrower, the Arranger, and the Increasing Lender, as applicable; and

(viii) the Administrative Agent shall consent to such increase, such consent not to be unreasonably withheld or delayed.

(c) Subject to acceptance and recording thereof pursuant to Sections 2.18(a) and 2.18(b), from and after each Increase Date: (i) the amount of the aggregate Elected Commitment Amounts shall be increased as set forth therein, and (ii) in the case of a New Lender, such New Lender shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.

(d) The parties hereto acknowledge and agree that, effective as of each Increase Date and concurrently with the Subject Increase being made effective thereon, in order to accommodate and orderly effect such Subject Increase, each Lender that is not an Increasing Lender is deemed to have assigned to each Increasing Lender and each Increasing Lender is deemed to have acquired and accepted, such percentage in and to all of such assigning Lender’s rights and obligations in its capacity as a Lender under this Agreement and any other documents or instruments delivered pursuant thereto that would result in each assigning Lender and each Increasing Lender having the respective Commitments and applicable percentages of the Borrowing Base, in each case, as set forth in the Increase Agreement. The Administrative Agent, each Lender, and the Borrower consent to the foregoing deemed assignment. The assigning Lenders and the Increasing Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised Pro Rata Shares resulting from the assignments between them. From and after each Increase Date, all calculations and payments of interest on the Advances shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time. Furthermore, (i) on each Increase Date, each Lender’s share of the applicable Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Lender to be determined as of such Increase Date after giving effect to the Subject Increase effected thereon) without further action by any party, and (ii) in order to orderly effectuate each Subject Increase, the Borrower shall prepay any Advances outstanding on the Increase Date for such Subject Increase to the extent necessary to keep the outstanding Advances ratable to reflect the revised Pro Rata Share of the Lenders arising from such Subject Increase and deemed assignments. Any prepayment required to be made by the Borrower in accordance with this clause (d) may be made with the proceeds of Advances made by the Increasing Lenders occurring simultaneously with the prepayment.

(e) Upon its receipt of a duly executed Increase Agreement, the processing and recording fee referred to above, the Administrative Questionnaire referred to above, and the break-funding payments from the Borrower, if any, required by Section 2.12, if applicable, the Administrative Agent shall accept such Increase Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 9.06(c).

(f) Upon any increase in the aggregate Elected Commitment Amounts pursuant to this Section 2.18, (i) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Pro Rata Share equals the percentage of the aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment Amount, in each case after giving effect to such increase, and (ii) Schedule II to this Agreement shall be deemed amended to reflect the Elected Commitment Amount of each Lender (including any New Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (i), and any resulting changes in the Lenders’ Pro Rata Share.

(g) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (i) the Borrower elects to increase the aggregate Elected Commitment Amounts and (ii) each Lender has consented to such increase in its Elected Commitment Amount, then the aggregate Elected Commitment Amounts shall be increased (ratably among the Lenders in accordance with each Lender’s Pro Rata Share) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.18 above) without the requirement that any Lender deliver an Increase Agreement, and Schedule II shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment Amount and the aggregate Elected Commitment Amounts. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 9.06(c).

ARTICLE III

CONDITIONS

Section 3.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement is subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and where applicable, in sufficient copies for each Lender:

(i) this Agreement, a Note payable to each Lender that requests a Note in the amount of its Maximum Credit Amount, the Guaranties, the Pledge Agreements, the Security Agreements, and supplements and reaffirmation of existing Mortgages or amended and restated Mortgages which collectively encumber (A) at least 90% of the PV-10 of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, and (B) all of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties located in Kingfisher County, Oklahoma, and each of the other Loan Documents, and all attached exhibits and schedules;

(ii) a favorable opinion of the Borrower’s and the Restricted Subsidiaries’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K, covering the matters discussed in such Exhibit and such other matters as the Administrative Agent, on behalf of the Lenders, may reasonably request;

(iii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the General Partner, as general partner of the Borrower, approving the Loan Documents to which the Borrower is a party and authorizing the entering into of Hedge Contracts, (B) the Partnership Agreement, (C) the certificate of limited partnership of the Borrower duly certified by the Secretary of State of the State of Texas, and (D) the limited liability company agreement of the General Partner, (E) the certificate of formation of the General Partner duly certified by the Secretary of State of the State of Texas, (F) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents;

(iv) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents and Hedge Contracts to which the Borrower is a party;

(v) copies, certified as of the date of this Agreement by a Responsible Officer, the secretary or an assistant secretary or manager of each Restricted Subsidiary of (A) the resolutions of the board of directors or managers (or other applicable governing body) of such Restricted Subsidiary approving the Loan Documents to which it is a party and authorizing the entering into of Hedge Contracts, (B) the articles or certificate (as applicable) of incorporation (or organization) of such Restricted Subsidiary certified by the Secretary of State for the state of organization, (C) the bylaws or other governing documents of such Restricted Subsidiary, and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranties, the Security Instruments, and the other Loan Documents and Hedge Contracts to which the such Restricted Subsidiary is a party;

(vi) a certificate of a Responsible Officer of each Restricted Subsidiary certifying the names and true signatures of officers of such Restricted Subsidiary authorized to sign the Guaranty, Security Instruments and the other Loan Documents and Hedge Contracts to which such Restricted Subsidiary is a party;

(vii) certificates of good standing for the Borrower, the General Partner, and each Restricted Subsidiary in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not sooner than 14 days prior to the date of this Agreement or (B) otherwise effective on the Effective Date;

(viii) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date or time); (B) no Default has occurred and is continuing; (C) all obligations under the Founder Notes (as defined in the Existing Credit Agreement) have been converted in full to Equity Interests of any Affiliate of the Borrower (other than a Subsidiary thereof), and (D) the conditions in clauses (a), (b), (h) – (n), (p) and (r) of this Section 3.01 have been met;

(ix) appropriate UCC-1 and UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(x) to the extent not already in the possession of the Administrative Agent, certificates evidencing the Equity Interests required in connection with the Pledge Agreements and powers executed in blank for each such certificate;

(xi) insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance that meet the requirements of this Agreement and the Security Instruments, and that are otherwise satisfactory to the Administrative Agent;

(xii) a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of the Borrower and its Restricted Subsidiaries, taken as a whole, immediately before and after giving effect to the Transactions; and

(xiii) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Payment of Fees. The Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced at least two Business Days’ prior to the Effective Date and are payable pursuant to Section 9.04.

(c) Reserved.

(d) Reserved.

(e) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at least 90% of the PV-10 value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties (as set forth in the most recently delivered Engineering Report), covering Oil and Gas Properties of the Borrower and its Subsidiaries and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(f) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and that such Oil and Gas Properties constitute at least 80% of the present value of the Proven Reserves categorized as “total proved” of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent in its sole discretion, as evaluated in the most recently delivered Engineering Report.

(g) Environmental. The Administrative Agent shall have received such environmental assessments or other reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s compliance with Environmental Laws.

(h) No Default. No Default shall have occurred and be continuing.

(i) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Effective Date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date or time); provided that, in any event, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(j) Material Adverse Change. Since September 30, 2017, there shall not have occurred any Material Adverse Change.

(k) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of the Borrower and its Restricted Subsidiaries or (B) this Agreement or any transaction contemplated hereby, (ii) in connection with the Acquisition or any other portion of the Transactions, or (iii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(l) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any Restricted Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Borrower and each Restricted Subsidiary shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower or any Restricted Subsidiary, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby, including the Transactions.

(m) Material Contracts. To the extent not previously delivered to the Administrative Agent, the Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements, or instruments listed on Schedule 4.19 that Administrative Agent requests.

(n) Hedging Agreements. Schedule 4.20 shall have set forth therein a complete list of all Hedge Contracts in effect on the Effective Date unless otherwise agreed by the Administrative Agent in its reasonable discretion. The Borrower shall have entered into Hedge Contracts to effect the hedge positions for the volumes, years and forecasted production set forth in Schedule 4.20.

(o) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(p) Outstanding Advances Paid. All outstanding Advances under the Existing Credit Agreement shall have been paid down in full and the Borrower shall have received sufficient cash capital contributions on account of the Merger Net Equity in order to effect such payments.

(q) Executed Contribution Agreements. The Administrative Agent shall have received, at least five days prior to the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, true and correct fully executed copies of the Contribution Agreements.

(r) Merger Transaction. The Effective Date shall be on or before February 28, 2018 (or such later date agreed to by the parties to the Contribution Agreements and reasonably acceptable to the Administrative Agent), and the Merger Transaction shall have been consummated on or prior to the Effective Date in accordance with applicable law and on the terms described in the Contribution Agreements without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lenders, as reasonably determined by the Administrative Agent.

Section 3.02 Conditions Precedent to All Credit Extensions. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lenders to issue, increase, or extend any Letter of Credit and of any reallocation of Letter of Credit Exposure provided in Section 2.17(c)(i), shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the date of such reallocation:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower or the reallocation of the Letter of Credit Exposure that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit or the date of such reallocation, as applicable, such statements are true):

(i) all representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit; and

(iii) such Borrowing or issuance, increase, or extension of such Letter of Credit would not conflict with any Legal Requirement and there exists no pending or threatened litigation that seeks to enjoin such credit extension.

(b) the Administrative Agent shall have received such other approvals, opinions, or documents (including, but not limited to, any Notice of Borrowing, Notice of Conversion or Continuation or Letter of Credit Application) as any Lender through the Administrative Agent may reasonably request.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit and each reallocation of Letter of Credit Exposure shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Restricted Subsidiaries. The Borrower is (a) a limited partnership duly organized and validly existing under the laws of Texas and (b) in good standing and qualified to do business as a foreign corporation in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Restricted Subsidiary of the Borrower is (i) duly organized, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of formation and (ii) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the date of this Agreement, the Borrower has no Subsidiaries other than listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.

Section 4.02 Power. The execution, delivery, and performance by the Borrower and by each Restricted Subsidiary of this Agreement, the Notes, and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, (a) are within the Borrower’s and such Restricted Subsidiaries’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Restricted Subsidiary’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Restricted Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary partnership action, will not contravene (i) the Borrower’s certificate of limited partnership, limited partnership agreement, or other organizational documents, or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Loan Party of this Agreement, the Notes, or the other Loan Documents to which such Loan Party is a party or the consummation of the transactions contemplated thereby, including the Transactions, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit, except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by such Loan Party. Each Loan Document is the legal, valid, and binding obligation of the Loan Party party to it, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any Debtor Relief Law.

Section 4.05 Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. All projections, estimates, and pro forma financial information furnished by the Borrower, whether pursuant to financial statements or in connection with other information delivered to any Lender or the Administrative Agent, were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were made in light of current and foreseeable conditions (it being understood that projections as to future events are not to be viewed as facts and that actual results may differ from projected results).

(b) Since September 30, 2017, no event or circumstance that could cause a Material Adverse Change has occurred.

Section 4.06 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and its Restricted Subsidiaries in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.

Section 4.07 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting any Loan Party or any Restricted Subsidiary before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against any Loan Party or any Restricted Subsidiary which seeks to adjudicate any Loan Party or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. The offer, sale, and issuance of all outstanding Equity Interests in the Borrower and of the Parent Company have been made in compliance with all applicable Legal Requirements, including without limitation federal and state Legal Requirements relating to the offer and sale of securities.

Section 4.08 Use of Proceeds. The proceeds of the Advances and Letters of Credit will be used by the Loan Parties for the purposes described in Section 5.09. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.09 Investment Company Act. No Loan Party and no Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Taxes; Reports and Payments. All Tax Returns required to be filed by or on behalf of any Loan Party or any Restricted Subsidiary, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change and such Tax Returns are and will be true, complete, and correct in all material respects; and all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Tax Returns, except in each case to the extent of Taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

Section 4.11 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise Tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.12 Condition of Property; Casualties. Each of the Borrower and its Restricted Subsidiaries has good and defensible title to, or a valid leasehold interest in, or has the right to use pursuant to valid licenses, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens, except for Permitted Liens. The material Properties owned or leased by the Borrower or any of its Restricted Subsidiaries in the continuing operations of the Borrower and each of its Restricted Subsidiaries are in good repair, working order and operating condition (subject to normal wear and tear). Since September 30, 2017, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy. Since the Effective Date, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Restricted

Subsidiaries is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Restricted Subsidiary is a party. Neither the Borrower nor any of its Restricted Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Restricted Subsidiary is a party.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc. The Borrower and its Restricted Subsidiaries (i) have obtained all Environmental Permits required under Environmental Law for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any outstanding material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to the Borrower’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned, leased or operated Property of the Borrower or any Restricted Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, wherever located, that could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or its Restricted Subsidiaries on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15 Permits, Licenses, Etc. The Borrower and its Restricted Subsidiaries possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. The Borrower and its Restricted Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 4.16 Gas Contracts. Neither the Borrower nor any of its Restricted Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower’s and its Restricted Subsidiaries’ Oil and

Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under governmental requirements.

Section 4.17 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Restricted Subsidiaries is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.18 Solvency and Insurance; EEA Financial Institution. Before and after giving effect to the making of each Credit Extension, each Loan Party and each Restricted Subsidiary is Solvent. Furthermore, each of the Borrower and its Restricted Subsidiaries carry insurance required under Section 5.02 of this Agreement. No Loan Party is an EEA Financial Institution.

Section 4.19 Material Agreements. Schedule 4.19 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.20) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of its Restricted Subsidiaries, and all obligations of the Borrower or any of its Restricted Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Restricted Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.19 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 12 months or (b) provides for liabilities of the Borrower and its Restricted Subsidiaries in excess of $10,000,000. To the extent requested, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the date of this Agreement, a true and complete list of all Hedge Contracts of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21 Sanctions; Anti-Corruption Laws; Anti-Terrorism/Money Laundering Laws.

(a) The Borrower has taken appropriate measures to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its Affiliates, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any Affiliate or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (w) is a Sanctioned Person or currently the subject or target of any Sanctions, (x) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (y) is in violation of any Anti-Terrorism/Money Laundering Law, or (z) is in violation of any Anti-Corruption Law.

(b) No Loan Party nor any Subsidiary nor, to the Borrower’s knowledge, any Affiliate of any Loan Party (i) has its assets located in any Sanctioned Country or any Sanctioned Entity, (ii) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, (iii) is, or will become, a Sanctioned Person or a Sanctioned Entity, or (iv) engages or will engage in any transaction with any Sanctioned Person or Sanctioned Entity.

(c) No Advance, Letter of Credit, use of proceeds of any Advance or Letter of Credit, or other transaction contemplated by this Agreement will (i) be used, directly or indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or otherwise in any manner that would result in the violation of any applicable Sanctions by any party hereto, or (ii) violate any Anti-Corruption Law or any Anti-Terrorism/Money Laundering Law.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Restricted Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties.

Section 5.02 Maintenance of Insurance.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations, or organizations reasonably satisfactory to the Administrative Agent, covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Restricted Subsidiary or any party holding under the Borrower or a Restricted Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Restricted Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Restricted Subsidiary, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

(c) Prior to the occurrence and continuance of an Event of Default, the proceeds of any insurance policy shall be paid directly to the Borrower, or the applicable Restricted Subsidiary of the Borrower, and at the Borrower’s election, may be (i) used to pay down the Obligations then outstanding, (ii) deposited into a deposit account that is subject to an Account Control Agreement to be applied to repair or replace the damaged or destroyed Property covered by such insurance policy, or (iii) if no Default exists and no Borrowing Base Deficiency exists, used to make investments in Oil and Gas Properties permitted under Section 6.06.

(d) After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to the Borrower or any of its Restricted Subsidiaries in violation of clause (c) or clause (d), the Borrower or such Restricted Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower, or such Restricted Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall (a) preserve and maintain, and shall cause each of its Restricted Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation or such other foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each member of the Tax Group to pay and discharge, before the same shall become delinquent, (a) all Taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that no Loan Party nor any other member of the Tax Group shall be required to pay or discharge any such Tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Restricted Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Restricted Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with any of their respective officers or directors.

Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financials. For each fiscal year of the Borrower and its consolidated Subsidiaries ended on or ending after December 31, 2017, as soon as available but in any event not later than 120 days after the end of such fiscal year, (i) (A) a copy of the annual audited financial report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants reasonably acceptable to the Administrative Agent, and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, and (B) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that such audit was conducted by such accounting firm in accordance with generally accepted auditing standards, (ii) a copy of the unaudited annual consolidating financial statements, if any, of each of its Subsidiaries, including therein such Subsidiary’s balance sheet and statements of income, cash flows, and retained earnings for such fiscal year; and (iii) concurrent with such financial reports, a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with the fiscal quarter ending March 31, 2018, (i) the unaudited consolidated and consolidating financial statements, including the balance sheet and the statements of income, cash flows, and retained earnings of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) concurrent with such financial reports, a Compliance Certificate executed by a Responsible Officer of the Borrower;

(c) Cash Flow and Capital Expenditures. As soon as available and in any event not later than 45 days after the end of each fiscal year, a budget detailing the projected cash flows and Capital Expenditures of the Borrower and its Restricted Subsidiaries for the immediately subsequent fiscal year;

(d) Oil and Gas Engineering Reports.

(i) As soon as available but in any event on or before each April 1 of each year, an Independent Engineering Report dated effective as of January 1 for such year;

(ii) As soon as available but in any event on or before October 1 of each year, an Internal Engineering Report dated effective as of the immediately preceding July 1;

(iii) With the delivery of each Engineering Report, a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or a Subsidiary Guarantor owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report and such Properties are free of all Liens except for Liens permitted by Section 6.01, (iii) on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.13 with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any Subsidiary Guarantor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party or any Subsidiary subsequent to the later of the date hereof or the most recently delivered Engineering Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Engineering Report that are subject to an Acceptable Security Interest pursuant to the Mortgages and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Properties represent and that such percentage is in compliance with Section 5.08; and

(iv) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.

(e) Production Reports. As soon as available and in any event within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2018, a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and detailing on a quarterly basis (i) the production, revenue, and associated lease operating statements for the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries containing Proven Reserves in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the truth and accuracy of such analyses in all material respects; (ii) any changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter, which changes could cause a Material Adverse Change and (iii) any sales of the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter;

(f) Defaults. As soon as possible and in any event within three business days after an officer of the Borrower or a Restricted Subsidiary has knowledge of (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Restricted Subsidiary having an aggregate principal amount in excess $5,000,000, in each case which Default or default is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Restricted Subsidiary has taken and proposes to take with respect thereto;

(g) Quarterly Report on Hedging and Deferred Purchase Obligations. Concurrent with the delivery of the financial statements required under Section 5.06(a) and 5.06(b) above, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of Borrower, setting forth in reasonable detail:

(i) all Hydrocarbon Hedge Agreements to which any production of oil, gas or other Hydrocarbons from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries is then subject, together with a statement of Borrower’s position with respect to each such Hydrocarbon Hedge Agreement and a calculation of the Current Production and Forecasted Production as of such period end and a certification and detailed calculation of the compliance (or non-compliance) with Section 6.14(c) during such period (other than to the extent otherwise notified to the Administrative Agent); provided, however, if the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties is subject to a Hydrocarbon Hedge Agreement, then Borrower shall promptly notify the Administrative Agent and the Lenders if such Hydrocarbon Hedge Agreement is terminated, modified, amended or altered prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement;

(ii) all Debt incurred in the form of deferred purchase price of Oil and Gas Property as permitted under Section 6.02(c) or 6.02(d), including the crude oil or natural gas pricing thresholds which would trigger a payment thereunder; provided, however, the Borrower shall promptly notify the Administrative Agent and the Lenders if there is an amendment, adjustment or modification of such pricing thresholds; and

(iii) a detailed calculation of the notional volumes of PDP Reserves covered by Hydrocarbon Hedge Contracts as of each calendar month end occurring in the fiscal quarters covered by such financial statement and a detailed calculation of the compliance (or non-compliance) with Section 6.14(f) during such period.

(h) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Controlled Group member proposes to take with respect thereto;

(i) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(j) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(k) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Restricted Subsidiary in connection with Hazardous Waste or Hazardous Substances that could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Restricted Subsidiary, or any of their leased or owned Property, wherever located;

(l) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(m) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change, including breach or non-performance of, or any default under, a material agreement of the Borrower or any Restricted Subsidiary;

(n) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes affecting the Borrower, or any of its Restricted Subsidiaries in any event, of which the Borrower has knowledge that could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Restricted Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Restricted Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;

(o) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(p) Notices and Etc. Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement relating to Debt of the Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of $5,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(q) Notices of Dispositions and Hedge Events. The Borrower shall promptly, and in any event three Business Days after such event, notify the Administrative Agent of (a) each Disposition of Oil and Gas Properties that had a positive value in the most recently delivered Engineering Report and (b) each Hedge Event.

(r) SEC Filings. The Borrower shall promptly after the same are available, deliver to the Administrative Agent copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Company, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided however, that such filings are deemed to be delivered hereunder on the date the same shall be filed with the SEC and publicly made available.

(s) SEC Inquiries. The Borrower shall promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, deliver to the Administrative Agent copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(t) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Parent Company, the Borrower or any of its Restricted Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07 Maintenance of Property. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair (normal wear and tear excepted) and shall abstain, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.08 Agreement to Pledge. The Borrower shall, and shall cause each Restricted Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent; provided that (a) unless an Event of Default has occurred and is continuing and other than as provided in clause (c) below, in no event shall the Administrative Agent be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 90% (by value) of the PV-10 of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, (b) the Borrower shall cause the Administrative Agent to, at all times and without any requirement of a written request from the Administrative Agent, have an Acceptable Security Interest in at least 90% (by value) of the PV-10 of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, (c) the Borrower shall cause the Administrative Agent to, at all times and without any requirement of a written request from the Administrative Agent, have an Acceptable Security Interest in all of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties located in Kingfisher County, Oklahoma, (d) the Borrower shall not be required to grant a Lien encumbering more than 66% of the outstanding Voting Securities in any Foreign Subsidiary unless the granting of such Lien would not result in a material adverse Tax consequence to the Borrower or any of its Restricted Subsidiaries, and (e) the Borrower shall not be required to grant a Lien encumbering Equity Interests of Unrestricted Subsidiaries that are scheduled as provided in the Security Agreement. If an Event of Default has occurred and is continuing, the Administrative Agent is permitted to request, and the Borrower shall be required to promptly (but in any event within three Business Days after Administrative Agent delivers the Borrower a form of Mortgage for such Oil and Gas Properties (other than any exhibits or schedules thereto)) grant an Acceptable Security Interest in substantially all of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties (whether or not such Oil and Gas Properties constitute Proven Reserves). Such form of Mortgage shall reaffirm any Acceptable Security Interest granted in any Oil and Gas Property prior thereto.

Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit for working capital and other general corporate purposes of the Borrower, provided that the Borrower will not use any proceeds for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulation U.

Section 5.10 Title Evidence. Concurrently with each redetermination of the Borrowing Base pursuant to Sections 2.02(b), (c), or (e), or at such other times as reasonably requested by the Administrative Agent, the Borrower shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title information (including, if requested, supplemental or new title opinions addressed to it), which title information (a) shall collectively cover at least 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent, (b) shall be in form and substance acceptable to the Administrative Agent in its sole discretion, and (c) if requested by the Administrative Agent, shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Restricted Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.

Section 5.11 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower, or any Restricted Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 60 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions that are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions that are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Restricted Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10. If, within such 60-day period, the Borrower fails to cure any such title defect or exception as required under the foregoing clause (a) or fails to deliver the title evidence required under the foregoing clause (b), such failure shall not be a Default (other than if such failure otherwise constitutes a Default under Section 7.01(k)), but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent. To the extent that the Administrative Agent is not satisfied with title to any portion of any Oil and Gas Property after such 60-day period has elapsed, such unacceptable Oil and Gas Property shall not count towards the 80% requirement under Section 5.10 above, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then effective Borrowing Base shall be reduced by an amount as determined by the Administrative Agent or, if elected by the Required Lenders, by the Required Lenders, to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% (by value) of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice. If the Borrowing Base is reduced pursuant to this Section 5.11 and such a reduction causes a Borrowing Base Deficiency, then (x) Borrower shall prepay the Advances or make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, in three consecutive monthly installments each equal to one-third of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment, with each prepayment of Advances accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, and (y) such title defect or exception giving rise to such Borrowing Base reduction shall not constitute an Event of Default hereunder (other than to the extent it constitutes a Default under Section 7.01(k)), unless such title defect or exception is prohibited under Section 6.01. For the avoidance of doubt and for all purposes under this Agreement, if title to any of the Oil and Gas Property of the Borrower or Restricted Subsidiary (or any material part thereof) shall become the subject matter of litigation before any Governmental Authority or arbitrator that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower’s or such Restricted Subsidiary’s title to such Oil and Gas Properties, taken as a whole, then such litigation may be deemed to be a title defect or exception that is not a Permitted Lien regardless of whether the Borrower’s or such Restricted Subsidiary’s record title is then effected.

Section 5.12 Material Agreements. The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all material terms, conditions, or covenants of any material contract or agreement to which the Borrower, or any of its Restricted Subsidiaries is a party or by which they or their Properties may be bound except to the extent where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 5.13 Leases; Development and Maintenance. The Borrower will, and will cause its Restricted Subsidiaries to, except to the extent failure to do any of the matters set forth below would not have a Material Adverse Change: (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.14 Designations with Respect to Subsidiaries.

(a) Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.14(a).

(i) The Borrower may not acquire or form any such new Restricted Subsidiary nor may it designate any Unrestricted Subsidiary as a Restricted Subsidiary unless each of the following conditions are satisfied:

(A) immediately before and after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, no Default or Event of Default shall exist and be continuing;

(B) after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, the Borrower would be permitted to incur at least $1 of additional Debt in accordance with the provisions of Section 6.02;

(C) contemporaneously with the acquisition, formation or designation of a Restricted Subsidiary, such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guaranty, a Pledge Agreement, a Security Agreement, and a Mortgage, and such other Security Instruments as the Administrative Agent or the Majority Lenders may reasonably request and the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement (or supplement to an existing Pledge Agreement) pledging 100% of the Equity Interest of such Subsidiary (or such lesser percentage pursuant to Section 5.08(d)) along with the certificates pledged thereby, if any, and appropriately executed powers in blank, if applicable;

(D) contemporaneously with the acquisition, formation or designation of a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall have delivered such certificates, opinions of counsel, title opinions, or other documents as the Administrative Agent may reasonably request relating to such Restricted Subsidiary; and

(E) the Borrower shall otherwise be in compliance with Section 5.08.

(ii) The Borrower shall deliver to the Administrative Agent and each Bank, within 20 Business Days after any such acquisition, formation or designation, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the foregoing conditions have been satisfied. Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate.

(iii) Notwithstanding anything herein to the contrary, at no time shall any Subsidiary be an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement that contains the concept of “restricted” and “unrestricted” subsidiaries or otherwise provides a guarantee of, or provides collateral security for, the obligations thereunder.

(b) The Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(c) In the case of the acquisition, formation or designation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Debt and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

Section 5.15 Designation of Senior Debt. The Borrower shall, and shall cause each Restricted Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein, including but not limited to the Senior Unsecured Notes.

Section 5.16 Anti-Corruption Laws; Sanctions. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain in effect and enforce policies and procedures designed to ensure compliance by each Loan Party and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

So long as any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01 Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Restricted Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Restricted Subsidiaries may create, incur, assume, or suffer to exist:

(a) Liens granted under a Loan Document and securing the Obligations;

(b) [reserved;]

(c) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Restricted Subsidiary’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Restricted Subsidiaries, and (iii) is permitted under Section 6.02(e);

(d) Liens securing Capital Leases; provided that the Debt secured by such Liens (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Restricted Subsidiaries and (ii) is permitted under Section 6.02(e);

(e) Liens for Taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(f) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;

(g) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Restricted Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement;

(i) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(j) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(k) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which materially interfere with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or materially detract from the value or use of the Property to which they apply;

(l) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(f);

(m) rights reserved to or vested in any Governmental Authority to control or regulate any Property of the Borrower or any of its Restricted Subsidiaries, or to use such Property; provided that, such rights (a) could not reasonably be expected to materially impair the use of such Property for the purpose for which it is held by the Borrower or any such Restricted Subsidiary and (b) could not reasonably be expected to materially diminish the value of such Property;

(n) [reserved];

(o) Liens encumbering cash, cash equivalents, and certificates of deposits, and security in the form of letters of credit, in any case, arising in the ordinary course of business to secure the Debt permitted under Section 6.02(g) below; and

(p) Liens not otherwise permitted in this Section 6.01 so long as (i) such Liens do not encumber Oil and Gas Properties and (ii) the aggregate amount of obligations secured thereby shall not exceed $5,000,000.

Section 6.02 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) Debt of the Borrower and its Restricted Subsidiaries under the Loan Documents;

(b) Debt listed on Part A of Schedule 4.05 and any renewals, extensions, or replacements thereof; provided that the amount of such Debt may not be increased;

(c) [reserved];

(d) Debt in the form of obligations for the deferred purchase price of Oil and Gas Property acquired in the ordinary course of business and incurred after November 14, 2007, which (i) is not yet past due and payable or is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) is payable solely out of production revenues generated from the purchased Oil and Gas Properties; (iii) is due if, and only if, prices for crude oil or natural gas, as applicable, exceed certain thresholds agreed to between the seller and the buyer; (iv) cannot be accelerated or demanded for any reason unless and until such Debt becomes due as permitted in clause (iii) above; and (v) does not accrue any interest; provided that, the aggregate amount of Debt incurred by the Borrower and its Subsidiaries as permitted under this paragraph (d) shall not exceed $20,000,000;

(e) Debt secured by the Liens permitted under paragraphs (c) or (d) of Section 6.01 in an aggregate outstanding amount not to exceed $20,000,000 at any time;

(f) Debt under Hedge Contracts that are not prohibited by the terms of Section 6.14; provided that (i) such Debt shall not be secured, other than such Debt owing to Swap Counterparties which are secured under the Loan Documents, (ii) such Debt shall not obligate the Borrower or any of its Subsidiaries to any margin call requirements, and (iii) the deferred premium payments associated with such Hedge Contracts shall be limited to the deferred premium payments for put option contracts which are secured under the Loan Documents; provided that, the sum of (A) aggregate outstanding amount of such deferred premium payments plus (B) the outstanding unsecured Debt permitted under clause (n) below, shall not exceed $15,000,000;

(g) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower or any of its Restricted Subsidiaries in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(h) Debt of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that, such Debt is fully subordinated to the Obligations on terms acceptable to the Administrative Agent;

(i) Debt representing deferred compensation to employees, consultants or independent contractors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000;

(j) (i) Senior Unsecured Notes and the guaranties given by Restricted Subsidiaries with respect thereto outstanding on the Effective Date, and (ii) any Refinancing Debt with respect to the Debt referred in the preceding clause (i);

(k) [reserved];

(l) (i) Additional Subordinated Debt that is Specified Additional Subordinated Debt, and the guaranties given by Restricted Subsidiaries with respect thereto; provided that, (A) the Borrowing Base is reduced if and to the extent required by Section 2.02(e), (B) no Borrowing Base Deficiency or Event of Default has occurred and is continuing at the time of such issuance, and (C) the Debt Incurrence Proceeds thereof shall be applied to make the payments, if any, required under Section 2.05(b)(ii), and (ii) any Refinancing Debt with respect to the Debt referred in the preceding clause (i);

(m) Banking Services Obligations secured under the Loan Documents;

(n) Other unsecured Debt which does not require the payment of interest or fees in cash; provided that, the sum of (i) the aggregate outstanding principal amount of such unsecured Debt plus (ii) the aggregate outstanding amount of the deferred premium payments permitted under clause (f) above, shall not exceed $15,000,000.

Section 6.03 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Restricted Subsidiary from paying dividends to the Borrower, or that requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Legal Requirements, (ii) customary restrictions or conditions imposed by any agreement relating to other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Debt, and (iii) restrictions on the granting, conveying, creation or imposition of any Lien to secure the Obligations contained in any agreement or instrument governing secured Additional Subordinated Debt so long as such are satisfactory to the Administrative Agent and the Majority Lenders.

Section 6.04 Merger or Consolidation; Asset Sales; Hedge Terminations.

(a) (i) Without the consent of all the Lenders (other than a Defaulting Lender), the Borrower shall not merge or consolidate with or into any other Person other than (x) with a Restricted Subsidiary with the Borrower being the surviving entity; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral, and (y) pursuant to a Conversion Transaction; provided that, at the time thereof and immediately after giving effect thereto, (1) no Default shall have occurred, (2) the Administrative Agent shall have received written notice and description of such Conversion Transaction at least 90 days prior (or such shorter time period acceptable to the Administrative Agent in its sole discretion) to the consummation of such Conversion Transaction, (3) the Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, at least 10 Business Days’ prior to the consummation of such Conversion Transaction, (4) the Administrative Agent shall have received an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent confirming the continuing obligations of the Borrower under each Loan Document to which it is a party and such other documents, filings and agreements necessary to maintain an Acceptable Security Interest in the Collateral, (5) the Administrative Agent shall have a certificate, as of the date acceptable to the Administrative Agent, of a Responsible Officer or the secretary or an assistant secretary of the Borrower (after giving effect to the Conversion Transaction) certifying (A) true and complete copy of the resolutions of the board of directors or managers (or other applicable governing body) of the Borrower approving the Loan Documents to which it is a party and authorizing the entering into of any Loan Document in connection with the assignment referred to in the preceding clause (4), (B) true and complete copy of the articles or certificate (as applicable) of incorporation (or formation) of the Borrower certified by the Secretary of State for the state of incorporation (or formation), (C) true and complete copy of the bylaws or other governing documents of the Borrower, (D) the names and true signatures of officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, including notices, and (E) true and complete copy of certificate of good standing for the Borrower in the state of its incorporation (or formation), which good standing certificate shall be in effective on the date of such officer’s certificate, (6) as requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel in form and substance satisfactory to the Administrative Agent covering the matters set forth in Exhibit K, and (7) the Administrative Agent shall have continue to have an Acceptable Security Interest in the Collateral. (ii) The Borrower shall not permit any of its Restricted Subsidiaries to merge or consolidate with or into any other Person other than the merger of a Restricted Subsidiary into the Borrower pursuant to the immediately preceding sentence or another Restricted Subsidiary; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b) The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to make any Disposition or effect any Hedge Event other than:

(i) the sale of Hydrocarbons or Liquid Investments in the ordinary course of business;

(ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) contemporaneously replaced by equipment of at least comparable value and use;

(iii) the Disposition of Property to the Borrower or to a Subsidiary Guarantor; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral;

(iv) if no Event of Default then exists or would result therefrom, (A) the Disposition of Property which does not constitute Proven Reserves and does not constitute Collateral or is not otherwise required under this Agreement to be Collateral; and (B) the Disposition of Oil and Gas Properties which do not constitute Proven Reserves and are Disposed of pursuant to the Bayou City JDA under which such applicable third party is obligated to provide the necessary fundings to drill, complete or equip wells pertaining to such Oil and Gas Properties (it being understood and agreed that the Administrative Agent may, pursuant to Section 8.08(b) below, provide lien releases applicable to such Oil and Gas Properties in advance of actual Disposition thereof under the Bayou City JDA);

(v) if no Event of Default then exists or would result therefrom, any Triggering Event (other than a Triggering Event that is part of a Permitted Asset Swap) so long as each of the following conditions are met: (A) if applicable, the Borrowing Base is reduced as required under Section 2.02(e)(ii), (B) at the time of and immediately after giving effect thereto, and after giving effect to any prepayments and deposits of cash collateral required under Section 2.05(b)(iii), no Borrowing Base Deficiency exists, (C) 100% of the consideration received in respect of such Triggering Event shall be cash or cash equivalents, (D) the consideration received in respect of a Disposition shall be equal to or greater than the fair market value of the Oil and Gas Properties or Equity Interests of Restricted Subsidiary being Disposed of (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (E) if any such Disposition is of the Equity Interests in a Restricted Subsidiary, such Disposition shall include all the Equity Interests of such Restricted Subsidiary owned by the Borrower and its Subsidiaries; and

(vi) if no Event of Default then exists or would result therefrom, the Disposition of Oil and Gas Properties made by the Borrower or any Restricted Subsidiary (including a Triggering Event) in exchange for other Oil and Gas Properties so long as each of the following conditions are met (such exchange, a “Permitted Asset Swap”): (A) such exchange is made with a Person (the “transferee”) that is not an Affiliate of any Loan Party or any Subsidiary, (B) such exchange does not include any consideration (cash or otherwise) paid to such transferee other than the Oil and Gas Properties being Disposed of, (C) if the Oil and Gas Properties being Disposed of are Collateral, then the Oil and Gas Properties received shall also be pledged as Collateral pursuant to Mortgages, (D) if a Triggering Event is involved in such exchange, if applicable, the Borrowing Base is reduced as required under Section 2.02(e)(ii), (E) at the time of and immediately after giving effect thereto, and after giving effect to any prepayments and deposits of cash collateral required under Section 2.05(b)(iii), no Borrowing Base Deficiency exists, (F) if a Triggering Event is involved in such exchange, either (y) 100% of the consideration received in respect of such Triggering Event shall be cash or cash equivalents or (z) at the time of and immediately after giving effect thereto, and after giving effect to any prepayments and deposits of cash collateral required under Section 2.05(b)(iii), the aggregate Unused Commitment Amount of all the Lenders is equal to or greater than 10% of the aggregate amount of the then effective Commitments of all the Lenders, (G) if any such Disposition is of the Equity Interests in a Restricted Subsidiary, such Disposition shall include all the Equity Interests of such Restricted Subsidiary owned by the Borrower and its Subsidiaries, and (H) the fair market value of the Disposed Oil and Gas Properties are substantially equivalent to the fair market value of the received Oil and Gas Properties (in any case, as reasonably determined by the board of directors or the equivalent governing body of the Borrower, or its designee, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(vii) Dispositions permitted under Section 6.05; and

(viii) the Disposition of Properties not otherwise permitted under this Section 6.04; provided that, the aggregate value of such Properties disposed of under this clause (vii) shall not exceed $5,000,000.

Section 6.05 Restricted Payments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments, except that:

(a) the Restricted Subsidiaries may make Restricted Payments to the Borrower or to any Subsidiary Guarantor;

(b) if the Borrower has delivered the required financial statements, Compliance Certificate and other items required under Section 5.06(a) or (b) for a fiscal quarter end (the “Subject Quarter”), commencing with the fiscal quarter ending June 30, 2018, the Borrower may make cash Restricted Payments in the period from the time such last item is delivered to the date the Borrower is required to deliver financial statements, Compliance Certificate and other items under Section 5.06(a) or (b) for the subsequent fiscal quarter end (such period being the “Distribution Period”) so long as: (i) the Compliance Certificate delivered for the Subject Quarter includes a detailed calculation of the Excess Cash Flow for such Subject Quarter, (ii) the aggregate amount of Restricted Payments (including such Restricted Payment) made in such Distribution Period does not exceed the Excess Cash Flow for such Subject Quarter, (iii) both before and after giving effect to the making of such Restricted Payment, no Default has occurred and is continuing, (iv) both before and after giving effect to the making of such Restricted Payment, the pro forma Leverage Ratio for such Subject Quarter end shall be less than 3.00 to 1.00, and (v) both before and after giving effect to the making of such Restricted Payment, aggregate Unused Commitment Amounts is equal to or greater than 20% of the aggregate Commitments then in effect;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments in cash to the Parent Company, any direct or indirect parent of the Borrower, or the General Partner the proceeds of which will be used solely to pay (i) operating expenses and other corporate overhead costs (including administrative, legal, accounting, and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and (ii) any reasonable and customary indemnification claims made by members of the board of directors (or equivalent governing body) or officers, employees, directors, managers, consultants, or independent contractors of the Parent Company, any direct or indirect parent of the Borrower, or the General Partner, but in each of the foregoing clause (i) and (ii), only to the extent such expenses are directly attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(d) the Borrower may make Restricted Payments to any direct or indirect parent entity for the sole purpose of allowing such parent entity to (i) make Permitted Tax Distributions so long as no Event of Default arising under Sections 7.01(a) or (e) exists, and (ii) pay the obligations under that certain Tax Receivable Agreement dated as of February 9, 2018, among Parent Company, SRII Opco, LP, a Delaware limited partnership, Riverstone VI Alta Mesa, L.P., a Delaware partnership, and High Mesa Holdings LP; and

(e) the Borrower may make Restricted Payments to any direct or indirect parent entity for the sole purpose of such parent entity applying such Restricted Payment proceeds to make direct or indirect loan or capital contribution to Kingfisher; provided that such Restricted Payments shall be permitted only if (i) such Restricted Payments are made within six (6) months of the closing of the Merger Transaction, (ii) the aggregate amount of such Restricted Payments, when combined with all intercompany loans made (or to be made concurrently with any such Restricted Payment) by the Borrower to Kingfisher pursuant to Section 6.06(e), does not exceed $300,000,000, and (iii) both immediately before and after each such Restricted Payment is made, there are no Advances outstanding.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

(a) Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) loans, advances, and investments by the Borrower in and to Restricted Subsidiaries and investments, loans and advances by Restricted Subsidiaries in and to other Restricted Subsidiaries and the Borrower;

(d) creation of any additional Restricted Subsidiaries in compliance with Section 6.16;

(e) intercompany loans from the Borrower to Kingfisher; provided that such loans shall be permitted only if (i) such intercompany loans are made within six (6) months of the closing of the Merger Transaction, (ii) the aggregate amount of such intercompany loans, when combined with all Restricted Payments made (or to be made concurrently with any such intercompany loan) pursuant to Section 6.05(e), does not exceed $300,000,000, and (iii) both immediately before and after each such intercompany loan is made, there are no Advances outstanding;

(f) investments in farm-outs, farm-ins, joint ventures, area of mutual interest agreements, gathering systems, processing systems, pipelines or other similar arrangements, in each case, so long as (i) such Investment is usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, (ii) such Investment is directly in Oil and Gas Properties or in an asset (such as pipelines, gathering systems or processing facilities) which services or otherwise directly impacts the Borrower’s and Restricted Subsidiaries Oil and Gas Properties, and (iii) the Borrower would otherwise be in compliance with Section 6.10 after giving effect to such Investment; and

(g) other investments, loans or advances not otherwise permitted by this Section 6.06 in an aggregate amount not to exceed $10,000,000 at any time.

Section 6.07 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than transactions among the Borrower and its Restricted Subsidiaries) unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate, except the restrictions in this Section 6.07 shall not apply to:

(a) that certain Management Services Agreement dated as of February 9, 2018, between the Borrower and High Mesa, Inc., substantially in such form provided to the Administrative Agent prior to the Effective Date;

(b) that certain Management Services Agreement dated as of February 9, 2018, between the Borrower and Kingfisher, substantially in such form provided to the Administrative Agent prior to the Effective Date; and

(c) Restricted Payments permitted under Section 6.05.

Section 6.08 Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, (a) engage in, or permit any Restricted Subsidiary to engage in, any transaction in connection with which the Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Restricted Subsidiary to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any Controlled Group member to the PBGC; (c) fail to make, or permit any Restricted Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any Controlled Group member is required to pay as contributions thereto; (d) permit to exist, or allow any Restricted Subsidiary to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Restricted Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Restricted Subsidiary to acquire, an 80% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (h) incur, or permit any Restricted Subsidiary to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (j) amend or permit any Restricted Subsidiary to amend, a Plan resulting in an increase in current liability such that the Borrower or any Controlled Group member is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan that could reasonably be expected to result in a Material Adverse Change.

Section 6.09 Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property that the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred, except for the sale-and-leaseback of furniture, fixtures, and equipment not to exceed $5,000,000.

Section 6.10 Change of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Restricted Subsidiary operate or carry on business in any jurisdiction other than the United States, including the Gulf of Mexico.

Section 6.11 Organizational Documents, Name Change; Change in Accounting. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to, and, if such amendment, supplement, modification or restatement is adverse to the interest of any Lender Party, prior consent of, the Administrative Agent. The Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (and then subject to Section 1.03), or change the fiscal year of the Borrower or of any Restricted Subsidiary.

Section 6.12 Use of Proceeds; Letters of Credit.

(a) The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower shall take, nor permit any of the Borrower’s Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X. The Borrower shall not permit more than 25% of the consolidated assets of the Borrower and its Restricted Subsidiaries to consist of “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U).

(b) The Borrower shall not request any Credit Extension, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow on a net basis, gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in the Borrower or any Restricted Subsidiary having net aggregate liability in excess of $10,000,000.

Section 6.14 Limitation on Hedging.

(a) Speculative Purposes. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes.

(b) Risk Management; Term. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to be party to or otherwise enter into any Hedge Contract that (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations or (ii) is longer than five years in duration.

(c) Additional Limitations on Maximum Hedging. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (x) enter into, execute or otherwise assume any Hydrocarbon Hedge Contract if the aggregate notional volumes of crude oil, natural gas and natural gas liquids (each measured separately) covered by the Borrower and its Restricted Subsidiaries’ Hydrocarbon Hedge Contracts (when aggregated with other all Hydrocarbon Hedge Contracts then in effect and after giving effect to the Hydrocarbon Hedge Contracts to be entered into on such date) would exceed the volume limitations set forth below and for the periods set forth below, and (y) as of each Test Date, allow the aggregate notional volumes of crude oil, natural gas and natural gas liquids (each measured separately) covered by the Borrower and its Restricted Subsidiaries’ Hydrocarbon Hedge Contracts (when aggregated with other all Hydrocarbon Hedge Contracts then in effect and after giving effect to the Hydrocarbon Hedge Contracts, if any, to be entered into on such date) to exceed the volume limitations set forth below and for the periods set forth below:

(i) for each full calendar month during the first twelve calendar months of the forthcoming sixty full calendar months following the date of determination, the greatest of (A) 75% of total Forecasted Production (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)), (B) 85% of production from total projected Proven Reserves (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)) (as detailed in the most recently delivered Engineering Report), and (C) 100% of the highest of the most recent three prior months’ actual production volume of crude oil, natural gas liquids and natural gas (each measured separately) (the “Actual Production”);

(ii) for each full calendar month during the calendar months following the first twelve calendar months and prior to the last thirty-six full calendar months of the forthcoming sixty full calendar months following the date of determination, the greater of (A) 75% of total Forecasted Production (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)) and (B) 85% of production from total projected Proven Reserves (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)) (as detailed in the most recently delivered Engineering Report); or

(iii) for each full calendar month during the last thirty-six full calendar months of the forthcoming sixty full calendar months following the date of determination, the greater of (A) 50% of total Forecasted Production (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)) for such month and (B) 75% of production from total projected Proven Reserves (from reserves of crude oil, natural gas and natural gas liquids (each measured separately)) for such month (as detailed in the most recently delivered Engineering Report);

provided that, for purposes of determining compliance with the foregoing notional volume requirements, volumes attributable to basis differential hedges shall not be counted except to the extent that such basis differential volumes exceed the volumes associated with the underlying commodity hedges.

If, as of any Test Date, the aggregate notional volumes of the Borrower’s and its Restricted Subsidiaries’ Hydrocarbon Hedge Contracts exceeds or would exceed the volume limitations set forth in the preceding subsections (i), (ii), or (iii), then such excess shall not result in a Default but instead the Borrower shall (A) furnish to Administrative Agent, by no later than 5:00 p.m. (Houston, Texas, time) on the fifth Business Day following such Test Date, a detailed calculation of such determination and such excess, in form, and substance reasonably satisfactory to Administrative Agent, and (B) eliminate and cure such excess by no later than thirty days after such Test Date (the “Cure Period”) by (1) furnishing to Administrative Agent an updated Internal Engineering Report in form and substance reasonably satisfactory to Administrative Agent, and (2) unless otherwise agreed by the Administrative Agent, terminating, creating off-setting positions or otherwise unwinding existing commodity hedge contracts such that, after giving effect thereto and calculated as of the last day of such Cure Period as if such day was a Test Date, no more than the percentage limitations of the Borrower’s aggregate Forecasted Production, production from total projected Proven Reserves, or Actual Production (as applicable) are subject to the Borrower’s and its Restricted Subsidiaries’ Hydrocarbon Hedge Contracts, in each case, from reserves of crude oil, natural gas and natural gas liquids (each measured separately). The Borrower’s failure to provide the information required in clause (A) above or to eliminate and cure such excess within the applicable Cure Period as provided in clause (B) above shall result in an immediate Event of Default.

(d) Hedge Events. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, effect a Hedge Event in respect of Hydrocarbon Hedge Contracts that were in effect at the time of the most recent Borrowing Base determination where the net marked to market economic effect of such Hedge Event (after taking into account the economic effect of any replacement Hydrocarbon Hedge Contract entered into by the end of the business day immediately succeeding the day on which such Hedge Event occurs (each, a “Replacement Hedging Contract”)) on the date thereof is negative, unless either (a) the net economic effect of such Hedge Event (after taking into account each Replacement Hedging Contract) on the Borrowing Base (as determined by the Administrative Agent) on the date thereof, when combined with (i) the corresponding net economic effects of all other Hedge Events consummated (and Replacement Hedging Contracts entered into) during the period since the last Borrowing Base redetermination date and (ii) the Borrowing Base value of the Borrowing Base Properties Disposed during such period, is less than or equal to five percent (5%) of the value of the Borrowing Base then in effect, or (b) if the net economic effect of such Hedge Event (after taking into account each Replacement Hedging Contracts) on the Borrowing Base (as determined by the Administrative Agent) on the date thereof, when combined with (i) the corresponding net economic effects of all other Hedge Events consummated (and Replacement Hedging Contracts entered into) during the period since the last Borrowing Base redetermination date and (ii) the Borrowing Base value of the Borrowing Base Properties Disposed, during such period, is greater than five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be automatically reduced in accordance with Section 2.02(e)(ii).

(e) Acquisition Hedging. With respect to anticipated production of Hydrocarbons which are the subject of an Acquisition under which the Borrower or any Restricted Subsidiary is the purchaser, the Borrower and its Restricted Subsidiaries may enter into Hydrocarbon Hedge Contracts covering such anticipated production prior to effecting such Acquisition (regardless of the fact that such production is not yet owned by the Borrower or such Restricted Subsidiary) so long as (A) a binding purchase agreement has been executed by the Borrower or a Restricted Subsidiary and the counterparties to such Acquisition, (B) at the time such Hydrocarbon Hedge Contracts are entered into, the aggregate Unused Commitment Amount is greater than or equal to 10% of the aggregate Commitments then in effect, (C) the Borrower shall, and shall cause its Restricted Subsidiaries to terminate, unwind or otherwise liquidate all such Hydrocarbon Hedge Contracts upon the earliest of (1) the 90th day following the full execution of the purchase agreement related to such Acquisition if the Acquisition has not been fully consummated by such date, (2) within 3 Business Days after the date upon on which such purchase agreement is terminated by any party thereto, and (3) the date upon which the Borrower or any Restricted Subsidiary believes, with reasonable certainty, that such Acquisition will not be consummated, and (D) at the time such Hedge Contracts are entered into, but after giving pro forma effect to such Acquisition (i.e. assuming that such Acquisition had gone into effect prior to or as of the date such Hydrocarbon Hedge Contracts are entered into and Engineering Report, for purposes of calculating Current Production, includes any Engineering Report covering the reserves that are the subject of such Acquisition)), such Hedge Contracts would be permitted under subsection (b) above and such Hedge Contracts shall otherwise comply with the terms of this Agreement.

(f) Minimum Hedging Requirements. The Borrower shall not permit, and shall not permit any of its Restricted Subsidiaries to permit, as of the last day of each calendar month (the “Measurement Date”), the notional volumes of PDP Reserves covered by Hydrocarbon Hedge Contracts to which the Borrower or any Subsidiary Guarantor is then a party (other than basis differential swaps on volumes already hedged pursuant to other Hedge Contracts) to be less than 50% of the Anticipated Production of PDP Reserves for the twenty-four month period immediately following the Measurement Date; provided that, the hedge positions of such Hydrocarbon Hedge Contracts shall be calculated on an annual basis from such Measurement Date.

(g) Approved Counterparties. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or maintain any Hydrocarbon Hedge Contract with any Person other than Hydrocarbon Hedge Contracts with an Approved Counterparty.

Section 6.15 [Reserved].

Section 6.16 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or acquire any additional Subsidiaries without (a) the prior written notice to the Administrative Agent and (b) being in compliance with Section 5.14.

Section 6.17 Current Ratio. The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2018, the Borrower’s and its consolidated Restricted Subsidiaries’ (it being understood that no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating this ratio) (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the Unused Commitment Amount (but only to the extent the Borrower is able to borrow under this Agreement and be pro forma compliance with its financial covenants herein) but shall exclude any asset representing a valuation account arising from the application of ASC 815 or 410, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long–term Debt existing under this Agreement, and any liabilities representing a valuation account arising from the application of ASC 815 or 410.

Section 6.18 Leverage Ratio. The Borrower shall not permit, as of each fiscal quarter end, commencing with the fiscal quarter ending June 30, 2018, the Leverage Ratio to be greater than 4.00 to 1.00; provided that, so long as there are no outstanding Advances under this Agreement at a quarter end, the Leverage Ratio as of such fiscal quarter end will be calculated net of available, unrestricted and unencumbered cash and cash equivalents of the Borrower and Restricted Subsidiaries at such time that are held in accounts subject to an Account Control Agreement in favor of the Administrative Agent.

Section 6.19 [Reserved.]

Section 6.20 Anti-Terrorism. The Borrower shall not permit, and shall not permit any of its Subsidiaries to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.21 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism/Money Laundering Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in any Anti-Terrorism/Money Laundering Law or (y) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall, and shall cause each Subsidiary to, promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

Section 6.21 Account Payables. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days (except (a) in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established and (b) for such payables, which in the aggregate, do not exceed $3,000,000).

Section 6.22 Additional Subordinated Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to make any payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), interest, premiums and fees in respect of any Senior Unsecured Notes or any other Additional Subordinated Debt prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination term applicable thereto, except that, the Borrower may refinance Senior Unsecured Notes with proceeds of permitted Refinancing Debt.

Section 6.23 Additional Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, grant a Lien on any Property to secure any Additional Subordinated Debt that is otherwise permitted to be secured without first (a) giving fifteen days’ prior written notice to the Administrative Agent thereof and (b) granting to the Administrative Agent to secure the Obligations an Acceptable Security Interest in the same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Restricted Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as may reasonably be requested by the Administrative Agent

Section 6.24 Deposit Accounts; Securities Accounts. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) maintain deposit accounts with any Person other than a Lender and which is subject to Account Control Agreements, or (b) maintain securities accounts that are not subject to Account Control Agreements; provided that, the requirements of the foregoing Section 6.24(a) shall not apply to (i) escrow accounts and third party cash pledges or deposits made in the ordinary course of business, in each case, held for the benefit of an unaffiliated third party pursuant to binding contractual agreements, and (ii) petty cash accounts with an amount not to exceed $1,000,000 in the aggregate; provided, however, (A) in the event the Borrower or any Restricted Subsidiary acquires any deposit account or securities account pursuant to an Acquisition, such Loan Party shall have thirty (30) days from the date of such Acquisition (or such later date as the Administrative Agent may agree to in its sole discretion) to deliver to the Administrative Agent an Account Control Agreement therefor, and (B) as to any deposit accounts or securities accounts held on the Effective Date that are not already subject to an Account Control Agreement (but including, for the avoidance, such accounts that are subject to “Control Agreements” as defined in the Existing Credit Agreement), such Loan Party shall have forty-five (45) days from the Effective Date (or such later date as the Administrative Agent may agree to in its sole discretion) to deliver to the Administrative Agent the Account Control Agreements therefor. The

Borrower, for itself and on behalf of its Restricted Subsidiaries that are Loan Parties, hereby authorizes the Administrative Agent to deliver notices to the depositary banks and securities intermediaries pursuant to any Account Control Agreement under any one or more of the following circumstances: (i) following the occurrence of and during the continuation of an Event of Default, (ii) if the Administrative Agent reasonably believes that a requested transfer by the Borrower or any Restricted Subsidiary, as applicable, is a request to transfer any funds from any account to any other account of the Borrower or any Restricted Subsidiary that is not permitted under this Section 6.24, (iii) as otherwise agreed to in writing by the Borrower or any Restricted Subsidiary, as applicable, and (iv) as otherwise permitted by applicable Legal Requirement.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. Any Loan Party (i) shall fail to pay when due any principal hereunder or under any other Loan Document (including any requirement to Cash Collateralize and Reimbursement Obligations) or (ii) shall fail to pay, within three Business Days of when due, any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower or any of its Restricted Subsidiaries or any other Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document or (ii) by the Borrower or any of its Restricted Subsidiaries or any other Guarantor (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches. The Parent Pledgors, the Borrower or any of its Restricted Subsidiaries or any other Guarantor shall (i) fail to perform or observe any term or covenant set forth in Section 2.05(b), Section 5.03 (with respect to the existence of the Borrower or any Restricted Subsidiary), or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered by clause (i) above or any other provision of this Section 7.01 and such failure shall remain unremedied for a period of thirty days after the occurrence of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Parent Pledgors, the Borrower or any of its Restricted Subsidiaries);

(d) Cross-Defaults. (i) The Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $15,000,000 individually or when aggregated with all such Debt of the Borrower or any of its Restricted Subsidiaries so in default (but excluding the Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $15,000,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $15,000,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) Insolvency. (i) The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Parent Pledgors, the Borrower or any of its Restricted Subsidiaries or any other Guarantor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any such Restricted Subsidiary or such Guarantor either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Parent Pledgors, the Borrower or any of its Restricted Subsidiaries or such Guarantor shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in excess of $15,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries or any of their respective assets and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the Termination Event could reasonably be expected to result in a Material Adverse Change;

(h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that could reasonably be expected to result in a Material Adverse Change;

(i) Change in Control. A Change in Control shall have occurred;

(j) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on any Parent Pledgor, the Borrower or any of its Restricted Subsidiaries or any other Guarantor or any such Person shall so state in writing; or

(k) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral in excess of $15,000,000.00 in the aggregate at any one time or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by Parent Pledgors, the Borrower or any of its Restricted Subsidiaries except as a result of the sale or other Disposition of the applicable Collateral permitted under the Loan Documents.

(l) Pledge of Borrower’s Equity Interest. The Administrative Agent shall have failed to have received each of the following on or prior to February 19, 2018 (or such later date not later than March 31, 2018 acceptable to the Administrative Agent in its sole discretion): (i) the Parent Pledge Agreement executed by each holder of Equity Interests of the Borrower; (ii) copies, certified by a Responsible Officer or the secretary or an assistant secretary of such equity holder of (A) the resolutions of the board of directors or managers (or other applicable governing body) of such Person approving the Parent Pledge Agreement and authorizing the entering into of the Parent Pledge Agreement, (B) the articles or certificate (as applicable) of incorporation (or organization) of such Person certified by the Secretary of State for the state of organization, (C) the bylaws or other governing documents of such Person, and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Parent Pledge Agreement; (iii) a certificate of a Responsible Officer of such Person certifying the names and true signatures of officers of such Person authorized to sign the Parent Pledge Agreement; (iv) certificate of good standing for such Person in the state in which such Person is organized which certificate shall be a recent date; (v) a certificate of the chief financial officer of such Person, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of such Person immediately before and after giving effect to the Parent Pledge Agreement; and (vi) a favorable opinion of such Person’s counsel dated as of the date of the Parent Pledge Agreement covering the matters discussed in Exhibit K and such other matters as the Administrative Agent, on behalf of the Lenders, may reasonably request.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lenders to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a) (i) the obligation of each Lender and the Issuing Lenders to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.

Section 7.04 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 7.06 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, or their respective Affiliates may have. Each Lender and such Issuing Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lenders, and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document shall be applied as determined by the Administrative Agent; provided that, if directed by the Majority Lenders, or if the Obligations have been accelerated pursuant to Section 7.02 or Section 7.03, or the Administrative Agent or any Lender has exercised any rights or remedies under this Agreement or any other Loan Document, or any other agreement with any Loan Party or any of its Restricted Subsidiaries that secures any of the Obligations, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied by the Administrative Agent as follows:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lenders in their respective capacities as such, ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, Reimbursement Obligations and payment obligations then owing under Hedge Contracts and Banking Services Obligations, ratably among the Lenders, the Issuing Lenders, the Swap Counterparties and the holders of the Banking Service Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

(e) Fifth, to the Administrative Agent for the pro rata account of the Issuing Lenders, to cash collateralize any Letter of Credit Obligations then outstanding; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Legal Requirement.

Notwithstanding the foregoing, (a) payments and collections received by the Administrative Agent from any Loan Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Loan Party’s Collateral) shall not be applied to Excluded Swap Obligations with respect to any Loan Party, provided, however, that the Administrative Agent shall make such adjustments as it determines is appropriate with respect to payments and collections received from the other Loan Parties (or proceeds received in respect of such other Loan Parties’ Collateral) to preserve, as nearly as possible, the allocation to Obligations otherwise set forth above in this Section 7.06 (assuming that, solely for purposes of such adjustments, Obligations includes Excluded Swap Obligations), and (b) Banking Services Obligations and Obligations arising under Hedge Contracts may be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party as the case may be. Each Secured Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS

Section 8.01 Authorization and Action. Each Lender and each Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the rights expressly provided to the Borrower under Section 8.07. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or Required Lenders, as applicable, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders or Secured Parties as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.01) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Loan Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Majority Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

Section 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (e) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and the Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.03 The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it, and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Loan Party or any of its Subsidiaries, and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04 Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.05 Lender Credit Decision. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.06 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND SUCH ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND SUCH ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S OR SUCH ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES)

INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER. Notwithstanding the foregoing, the preceding provisions of this Section 8.06 shall apply only to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that were incurred by or asserted against the Administrative Agent or any Issuing Lender in their respective capacities as such, or against any Affiliate thereof, or any of such Person’s or Affiliate’s respective directors, officers, employees, or agents, acting for the Administrative Agent or Issuing Lender in connection with such capacity. To the extent that the indemnity obligations provided in this Section 8.06 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.06 until such time as such obligations have been satisfied or terminated in full and subject to the terms of Section 8.10(b). In such event, in determining the pro rata shares under this Section 8.06, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.

Section 8.07 Successor Administrative Agent and Issuing Lenders.

(a) The Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent (which shall be a Lender or such other Person appointed by the Majority Lenders) or a successor Issuing Lender (which shall be a Lender). If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lender, appoint a successor Administrative Agent or Issuing Lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent or any Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations as the Administrative Agent and Issuing Lender hereunder and under the other Loan Documents (except that (v) in the case of any collateral security held by the

Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04, Section 9.07, Section 8.06 and Section 2.14(c) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender, as applicable.

Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the lead arranger, documentation agent, syndication agent or other titles to Lenders or Affiliates of a Lender which may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Debt that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.04 and Section 9.07) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.04 and Section 9.07. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Debt or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Collateral Matters.

(a) Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).

(b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral and release any Guarantor from its Guaranty: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender have been made), termination of all Hedge Contracts with Swap Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made), and payment in full of all Obligations (other than Obligations arising under Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) as to release of Collateral, constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; (iii) as to release of Collateral, constituting Property in which the Borrower or any Restricted Subsidiary owned no interest at the time the Lien was granted or at any time thereafter (other than as a result of a transaction, event or circumstance that is prohibited hereunder); (iv) as to release of Collateral, constituting Property leased to the Borrower or any Restricted Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed or extended; (v) as to a release of a Subsidiary from its respective Guaranty, upon such Subsidiary ceasing to be a Restricted Subsidiary of the Borrower pursuant to a transaction permitted hereunder; or (vi) if approved, authorized or ratified in writing by the applicable Majority Lenders, Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.11 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Majority Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b) Each Secured Party hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar Dispositions of Collateral; provided that, for the avoidance of doubt, this subsection (b) shall not limit the rights of (i) any Swap Counterparty to terminate any Hedge Contract or net out any resulting termination values, or (ii) any Banking Service Provider to terminate any Banking Services or set off against any deposit accounts. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.11.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment of, consent to depart from, or waiver of, any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letters), shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby, (i) reduce the amount of, or rate of interest on, the Advances (other than (x) the Default Rate of interest on the Advances which may be reduced or waived by the Majority Lenders, and (y) changes to the definitions of “Eurodollar Base Rate” to accommodate a new benchmark replacement rate which may be made pursuant to agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders), (ii) reduce the amount of any fees or other amounts payable hereunder or under any other Loan Document (other than those specifically addressed above in this Section 9.01), (iii) amend, waive or consent to depart from any of the conditions specified in Section 3.01 (other than such conditions which are expressly noted to be subject to Majority Lenders’ approval), (iv) increase the Maximum Credit Amount, the Elected Commitment Amount or other obligations of any Lender, (v) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder

(other than those otherwise specifically addressed in this Section 9.01), including an extension of the Maturity Date or the Commitment Termination Date, (vi) amend Section 2.07(a)(ii) in any manner to permit an Expiration Date to be beyond the then scheduled Maturity Date, or (vii) amend, waive or consent to depart from Section 2.11 or Section 7.06;

(b) no amendment, waiver or consent shall, unless the same shall be in writing and signed by each Lender, (i) except as permitted under Section 8.10(b), release all or substantially all of the Guarantors from their obligations under any Guaranty or, except as specifically provided in the Loan Documents and as a result of transactions permitted by the terms of this Agreement, release all or substantially all of the Collateral; (ii) increase the Borrowing Base, (iii) change Section 2.04(d) of this Agreement in a manner that would alter the pro rata nature thereof, or (iv) amend the definitions of “Majority Lenders”, “Required Lenders” or “Credit Exposure”, this Section 9.01 or any other provision in any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder (other than as provided in clause (c) below);

(c) no amendment, waiver or consent shall, without the consent of the Required Lenders, (i) decrease or maintain the Borrowing Base or (ii) amend, waive or consent to depart from any other provision in this Agreement which expressly requires the consent of, or action or waiver by, the Required Lenders, including, without limitation, Section 2.02 (except for such provisions in Section 2.02 which expressly require consent of all the Lenders);

(d) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(e) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Loan Document.

No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts or Banking Services Obligations.

Section 9.02 Notices, Etc. All notices and other communications (other than Notices of Borrowing and Notices of Conversion or Continuation, which are governed by Article II of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by electronic mail as permitted under paragraph (b) below (with, in the case of electronic mail, a hard copy sent as otherwise permitted in this Section 9.02), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Loan Party, as specified on Schedule I, if to the Administrative Agent or an Issuing Lender, at its credit contact specified under its name on Schedule I (or as to any Issuing Lender appointed after the Effective Date, to its credit contact specified in its Administrative Questionnaire as a Lender), and if to any Lender at its credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that (i) notices and communications to the Administrative Agent, any Lender or any Issuing Lender pursuant to Article II shall not be effective until received and, in the case of facsimile delivered under Article II, such receipt is confirmed by the Administrative Agent, such Lender or such Issuing Lender, as applicable, verbally or in writing and (ii) notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(a) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent, each Issuing Lender, and each Lender (including, without limitation, counsel fees and expenses of the Administrative Agent, each Issuing Lender, and each Lender) incurred in connection with the enforcement of its rights or incurred during the existence of a Default in connection with the protection if its rights (in any event, whether through negotiations, legal proceedings, or otherwise) (A) in connection with this Agreement, the Notes, the Guaranties and the other Loan Documents, including its rights under this Section, following an Event of Default or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

Section 9.05 Binding Effect. This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. The aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is to a Lender, and Affiliate of a Lender, or an Approved Fund or (B) each of the Administrative Agent and, so long as no as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent shall be required for assignments to a Person that is not a Lender; and

(C) the consent of each Issuing Lender shall be required for any such assignment to a Person that is not a Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Limitations on Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued and unpaid thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.07(a) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of Section 9.01 or this Section 9.06 (that adversely affects such Participant). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such

Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.07 Indemnification; Waiver.

(a) INDEMNIFICATION. THE BORROWER AGREES TO, AND DOES HEREBY, INDEMNIFY AND HOLD HARMLESS EACH SECURED PARTY AND EACH OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND EXPENSES OF ANY KIND OR NATURE (INCLUDING FEES, CHARGES, AND DISBURSEMENTS OF COUNSEL AND ANY CONSULTANT FOR ANY INDEMNIFIED PARTY), TO WHICH SUCH INDEMNIFIED PARTY MAY BECOME SUBJECT OR THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST SUCH INDEMNIFIED PARTY BY ANY PERSON (INCLUDING THE PARENT COMPANY, THE BORROWER, ANY SUBSIDIARY OR ANY AFFILIATE THEREOF), IN EACH CASE ARISING OUT OF OR IN

CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT, ANY HEDGE CONTRACT WITH ANY SWAP COUNTERPARTY, ANY AGREEMENT OR INSTRUMENT RELATING TO BANKING SERVICES WITH A BANKING SERVICE PROVIDER, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY ANY ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OR THREATENED RELEASE OF HAZARDOUS MATERIALS ON, AT, UNDER OR FROM ANY PROPERTY OWNED, LEASED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF AT ANY TIME, (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, AND REGARDLESS OF WHETHER ANY INDEMNIFIED PARTY IS A PARTY THERETO, OR (V) ANY CLAIM (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS), INVESTIGATION, LITIGATION OR OTHER PROCEEDING (WHETHER OR NOT ANY SECURED PARTY IS A PARTY THERETO) AND THE PROSECUTION AND DEFENSE THEREOF, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE ADVANCES, ANY LOAN DOCUMENT, ANY HEDGE CONTRACT WITH ANY SWAP COUNTERPARTIES, ANY AGREEMENT OR INSTRUMENT RELATING TO ANY BANKING SERVICES WITH A BANKING SERVICE PROVIDER OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNIFIED PARTY); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. THIS INDEMNITY SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any Subsidiary or Affiliate thereof, any equity holder or creditor thereof, or an Indemnified Party. The Borrower hereby also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower, any Subsidiary or Affiliate thereof, or any equity holder or creditor thereof arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. The Borrower shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (c) does not require any actions to be taken or refrained from being taken by any Indemnified Party other than the execution of the related settlement agreement, if any. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or such Issuing Lender under this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such. All amounts due under this Section shall be payable promptly after written demand therefor.

(b) Waiver of Damages. No Indemnified Party will be liable to the Borrower, any Subsidiary or Affiliate thereof, any equity holder or creditor thereof or any other Person for any indirect, consequential or punitive damages that may be alleged as a result of this Agreement, any other Loan Documents, or any element of the transactions contemplated hereby or thereby, including the Transactions. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) Survival. Without prejudice to the survival of any other agreement of the Loan Parties and the Lenders hereunder, the agreements and obligations of the Loan Parties and the Lenders contained in this Section 9.07 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.08 Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Legal Requirements or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any agreement related to any Obligation, or any action or proceeding relating to this Agreement, any other Loan Document or any agreement related to any Obligation, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this

Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Advances and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (ii) becomes available to any Secured Party or affiliate thereof from a third party that is not, to such Person’s actual knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of any Lender Party or, if such Lender Party deems necessary for the mitigation of claims by those authorities against such Lender Party or any of its subsidiaries or affiliates, in accordance with such Lender Party’s regulatory compliance policy, (l) to the extent that such information is independently developed by such Lender Party, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Loan Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Loan Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Survival of Representations, Etc.

(a) All representations and warranties set forth in Article IV and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Effective Date (except those that are expressly made as of a specific date), shall survive the Effective Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Article VIII or Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before. Without limiting the foregoing, all obligations of the Loan Parties provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.06 shall survive any termination of this Agreement and repayment in full of the Obligations. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination

Section 9.11 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.12 Governing Law; Submission to Jurisdiction; Waiver of Venue.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party or any Related Party of any Secured Party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirement. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its Properties in the courts of any jurisdiction. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.12(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.13 WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14 Usury Not Intended. It is the intent of each Loan Party and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lender Parties and the Loan Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Advances (or if such Advances shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Advances (or, if the applicable Advances shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Loan Parties and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.16 Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 9.17 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the credit facility evidenced hereby has not been terminated.

Section 9.18 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Advances and the Issuing Lenders to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other agent, any Issuing Lender or any Lender for any reason whatsoever. There are no third party beneficiaries other than Indemnified Parties under the applicable indemnity provisions.

Section 9.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable Legal Requirement relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.20 Independent Effect of Covenants. Borrower expressly acknowledges and agrees that each covenant contained in Articles V or VI hereof shall be given independent effect. Accordingly, no Loan Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles V or VI, before or after giving effect to such transaction or act, or the Borrower shall or would be in breach of any other covenant contained in Articles V or VI.

Section 9.21 Injunctive Relief. Each Loan Party hereto recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Loan Party hereto agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.22 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Issuing Lenders and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Issuing Lenders and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Issuing Lenders or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender Party has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Issuing Lender or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Issuing Lenders, the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Issuing Lenders or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Issuing Lenders and the Lenders have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and Tax advisors to the extent they have deemed appropriate.

(b) Each Loan Party acknowledges and agrees that each Lender, the Issuing Lenders, the Administrative Agent and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Issuing Lender, the Administrative Agent or Affiliate thereof were not a Lender, Issuing Lender, Administrative Agent or an Affiliate thereof (or an agent or any other Person with any similar role under the credit facilities evidenced hereby) and without any duty to account therefor to any other Lender, the Issuing Lender, the Administrative Agent, the Borrower or any Affiliate of the foregoing. Each Lender, each Issuing Lender, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities evidenced hereby or otherwise without having to account for the same to any other Lender, the Issuing Lender, the Administrative Agent, the Borrower or any Affiliate of the foregoing.

Section 9.23 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Instruments which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent, the Issuing Lenders or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.25 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.26 Flood Insurance Regulations. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Regulations (defined below). If applicable, Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Insurance Regulations; however, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Insurance Regulations, each federally regulated lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the Flood Insurance Regulations. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Collateral” and no Building or Manufactured (Mobile) Home is intended to be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 9.27 NON-RELIANCE. IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.28 PRIOR OR ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

ALTA MESA HOLDINGS, LP
By:	Alta Mesa Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
President

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, as Issuing Lender and Lender

By:	/s/ Shiloh Davila
Shiloh Davila
Director

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Savo Bozic

Name:	Savo Bozic
Title:	Authorized Signatory

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

ING CAPITAL LLC

By:	/s/ Josh Strong
Name:	Josh Strong
Title:	Director

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

CITIBANK, N.A.

By:	/s/ William B. McNeely

Name:	William B. McNeely
Title:	Senior Vice President

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Matthew Brice

Name:	Matthew Brice
Title:	Vice President

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

BOKF, NA dba Bank of Texas

By:	/s/ Martin W. Wilson

Name:	Martin W. Wilson
Title:	Senior Vice President

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

NATIXIS

By:	/s/ Carlos Quinteros

Name:	Carlos Quinteros
Title:	Managing Director

By:	/s/ Brice Le Foyer

Name:	Brice Le Foyer
Title:	Director

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King

Name:	Michael King
Title:	Authorized Signatory

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King

Name:	Michael King
Title:	Vice President

Signature Page to Eighth Amended and Restated Credit Agreement

(Alta Mesa Holdings, LP)